UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Webster Financial Corporation

(Exact Name of Registrant as Specified In Its Charter)

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March 15, 2013

To the Shareholders of

Webster Financial Corporation:

You are cordially invited to attend the Webster Financial Corporation Annual Meeting of Shareholders to be held on Thursday, April 25, 2013 at 4:00 p.m., Eastern Time, at the Courtyard by Marriott, 63 Grand Street, Waterbury, Connecticut 06702.

At the Annual Meeting, you will be asked: (i) to elect seven directors to serve for one-year terms; (ii) to approve, on a non-binding, advisory basis, the compensation of the named executive officers of Webster; (iii) to approve the Qualified Performance-Based Compensation Plan for an additional five-year term; (iv) to ratify the appointment of KPMG LLP as the independent registered public accounting firm of Webster for the year ending December 31, 2013; and (v) to transact any other business that properly comes before the Annual Meeting or any adjournments of the meeting.

We encourage you to read the accompanying Proxy Statement, which provides information regarding Webster and the matters to be voted on at the Annual Meeting. Also enclosed is our 2012 Annual Report.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may vote your common shares via a toll-free telephone number or on the Internet or you may complete, date, sign and return the enclosed proxy card in the enclosed postage-paid envelope. If you attend the meeting and prefer to vote in person, you may do so.

Sincerely,

James C. Smith
Chairman and Chief Executive Officer

WEBSTER FINANCIAL CORPORATION

Webster Plaza

145 Bank Street

Waterbury, Connecticut 06702

800-325-2424

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 25, 2013

To the Shareholders of

Webster Financial Corporation:

    NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the “Annual Meeting”) of Webster Financial Corporation (“Webster”) will be held on Thursday, April 25, 2013 at 4:00 p.m., Eastern Time, at the Courtyard by Marriott, 63 Grand Street, Waterbury, Connecticut 06702, for the following purposes:

1.	Election of Directors. To elect seven directors to serve for one-year terms (Proposal 1);

2.	Say on Pay. To approve, on a non-binding, advisory basis, the compensation of the named executive officers of Webster (Proposal 2);

3.	Approval of Qualified Performance-Based Compensation Plan. To approve the Qualified Performance-Based Compensation Plan for an additional five-year term (Proposal 3);

4.

Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment by the Board of Directors of KPMG LLP as the independent registered public accounting firm of Webster for the fiscal year ending December 31, 2013 (Proposal 4); and

5.

Other Business. To transact any other business that properly comes before the Annual Meeting or any adjournments thereof, in accordance with the determination of a majority of Webster’s Board of Directors.

    The Board of Directors has fixed the close of business on February 25, 2013 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

By order of the Board of Directors,

James C. Smith
Chairman and Chief Executive Officer

Waterbury, Connecticut

March 15, 2013

IT IS IMPORTANT THAT YOU VOTE PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR COMMON SHARES VIA THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD, THE INTERNET OR BY MAIL.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 25, 2013: This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our 2012 Annual Report, are available free of charge on the Investor Relations section of our website (www.wbst.com).

WEBSTER FINANCIAL CORPORATION

Webster Plaza

145 Bank Street

Waterbury, Connecticut 06702

800-325-2424

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 25, 2013

Solicitation, Voting and Revocability of Proxies

This Proxy Statement (the “Proxy Statement”) is being furnished to the shareholders of Webster Financial Corporation, a Delaware corporation (“Webster” or the “Company”), as part of the solicitation of proxies by its Board of Directors from holders of its outstanding shares of Common Stock, par value $.01 per share (the “Common Stock”), for use at the Annual Meeting of Shareholders of Webster to be held on Thursday, April 25, 2013 at 4:00 p.m., Eastern Time, at the Courtyard by Marriott, 63 Grand Street, Waterbury, Connecticut 06702 (the “Annual Meeting”) and at any adjournments thereof. The Proxy Statement, together with the enclosed proxy card, is being mailed to shareholders of Webster on or about March 15, 2013.

The Annual Meeting has been called for the following purposes:

1. To elect seven directors to serve for one-year terms (Proposal 1);

2. To approve, on a non-binding, advisory basis, the compensation of the named executive officers of Webster (Proposal 2);

3. To approve the Qualified Performance-Based Compensation Plan for an additional five-year term (Proposal 3);

4. To ratify the appointment by the Board of Directors of the firm of KPMG LLP as the independent registered public accounting firm of Webster for the year ending December 31, 2013 (Proposal 4); and

5. To transact any other business that properly comes before the Annual Meeting or any adjournments thereof.

If you vote using the enclosed proxy card, your shares will be voted in accordance with the instructions indicated. Executed but unmarked proxies will be voted:

1. FOR the election of the Board’s nominees as directors;

2. FOR the approval, on a non-binding, advisory basis, of the compensation of the named executive officers of Webster;

3. FOR the approval of the Qualified Performance-Based Compensation Plan for an additional five-year term; and

4. FOR the ratification of the appointment of Webster’s independent registered public accounting firm.

Except for procedural matters incident to the conduct of the Annual Meeting, the Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy on such matters as determined by a majority of the Board of Directors. The proxies confer discretionary authority to vote on any matter of which Webster did not have notice at least 30 days prior to the date of the Annual Meeting.

The presence of a shareholder at the Annual Meeting will not automatically revoke that shareholder’s proxy. A shareholder may, however, revoke a proxy at any time before it is voted: (i) by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to Mark S. Lyon, Assistant Secretary, Webster Financial Corporation, 145 Bank Street, Waterbury, Connecticut 06702; (ii) by re-voting by telephone or on the Internet; or (iii) by attending the Annual Meeting and voting in person.

The cost of soliciting proxies for the Annual Meeting will be borne by Webster. In addition to use of the mails, proxies may be solicited personally or by telephone or telecopy by directors, officers and employees, who will not be specially compensated for such activities. Webster also will request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from those beneficial owners and will reimburse those holders for their reasonable expenses incurred in that connection. Webster also has retained Morrow & Co., LLC, a proxy soliciting firm, to assist in the solicitation of proxies at a fee of $7,500, plus reimbursement of certain out-of-pocket expenses.

Who Can Vote. The securities which can be voted at the Annual Meeting consist of shares of Common Stock of Webster with each share entitling its owner to one vote on all matters properly presented at the Annual Meeting. There is no cumulative voting of shares. The Board of Directors has fixed the close of business on February 25, 2013 as the record date for the determination of shareholders of Webster entitled to notice of and to vote at the Annual Meeting. On the record date, there were 7,772 holders of record of the 85,340,707 shares of Common Stock then outstanding and eligible to be voted at the Annual Meeting.

Voting. If your Common Stock is held by a broker, bank or other nominee (i.e., in “street name”), you should receive instructions from that person or entity that you must follow in order to have your shares of Common Stock voted. If you hold your Common Stock in your own name and not through a broker or another nominee, you may vote your shares of Common Stock:

•	by using the toll-free telephone number listed on the proxy card,
•	by using the Internet website listed on the proxy card,
•	by signing, dating and mailing the proxy card in the enclosed postage-paid envelope, or
•	by attending the Annual Meeting and voting in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your Common Stock in accordance with your instructions. If you give a proxy without specific voting instructions, your proxy will be voted by the proxy holders as recommended by the Board of Directors.

Vote by Telephone. If you hold your Common Stock in your own name and not through your broker or another nominee, you can vote your shares of Common Stock by telephone by dialing the toll-free telephone number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 p.m., Eastern Time, on April 24, 2013. Easy-to-follow voice prompts allow you to vote your shares of Common Stock and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

Vote by Internet. If you hold your Common Stock in your own name and not through your broker or another nominee, you can vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 11:59 p.m., Eastern Time, on April 24, 2013. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

Vote by Mail. You can vote by mail by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

The presence, in person or by proxy, of at least one-third of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Assuming the presence of a quorum at the Annual Meeting, directors will be elected by a majority of the votes cast by shares present in person or represented by proxy and entitled to vote. The affirmative vote of the majority of the votes cast is required to approve the non-binding, advisory vote on the compensation of the named executive officers of Webster and the Qualified Performance-Based Compensation Plan for an additional five-year term, and to ratify the appointment of Webster’s independent registered public accounting firm. Shareholders’ votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting.

Under New York Stock Exchange Rule 452, which governs NYSE brokerage members, brokerage firms may not vote on non-routine matters in their discretion on behalf of their clients if such clients have not furnished voting instructions. A “broker non-vote” occurs when a broker’s customer does not provide the broker with voting instructions on non-routine matters for shares owned by the customer but held in the name of the broker. For non-routine matters, the broker cannot vote either FOR or AGAINST a proposal and reports the number of such shares as “non-votes.” Because none of the matters to be voted upon at the Annual Meeting are considered routine matters under Rule 452 except for the ratification of the appointment of the independent registered public accounting firm, there potentially can be broker non-votes at the Annual Meeting. Both abstentions and broker non-votes will be treated as shares present for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast on Proposals 1, 2 or 3 and, therefore, will have no effect on the outcome of the votes for those proposals. Abstentions will not be counted for purposes of determining the number of votes cast on Proposal 4 and, therefore, will have no effect on the outcome of the vote for that proposal. Proposal 4 concerns a routine matter and thus brokerage firms may vote, in person or by proxy, on such proposal on behalf of their clients without voting instructions.

Electronic Delivery of Proxy Materials. As a shareholder, you have the option of electing to receive future proxy materials (including annual reports) online over the Internet. This online service provides savings to Webster by eliminating printing, mailing, processing and postage costs associated with hard copy distribution. You may enroll for this service on the Internet after you vote your shares in accordance with the instructions for Internet voting set forth on the enclosed proxy card. You may also enroll for electronic delivery of future Webster proxy materials at any time on the Company’s website at www.wbst.com. Under “Electronic Enrollment,” select the “Click Here To Enroll” link. Then select the box indicating your appropriate form of share ownership, and follow the instructions for electronic delivery enrollment. In the future, you will receive an email message, at the address you provided while enrolling, informing you that the Webster proxy materials are available to be viewed online on the Internet. Follow the instructions to view the materials and vote your shares. Your enrollment in electronic delivery of Webster proxy materials will remain in effect until revoked by you.

Annual Report on Form 10-K. Webster is required to file an annual report on Form 10-K for its 2012 fiscal year with the Securities and Exchange Commission (“SEC”). Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to Mark S. Lyon, Assistant Secretary, Webster Financial Corporation, 145 Bank Street, Waterbury, Connecticut 06702. Our annual report on Form 10-K is available on the Company’s website, www.wbst.com.

ELECTION OF DIRECTORS

(Proposal 1)

At the Annual Meeting, seven directors will be elected to serve for one-year terms. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. If, however, any person nominated by the Board fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend. Assuming the presence of a quorum at the Annual Meeting, directors will be elected by a majority of the votes cast by shares present in person or represented by proxy and entitled to vote at the Annual Meeting. There are no cumulative voting rights in the election of directors.

As required by Webster’s Bylaws, directors must be elected by a majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. In addition, under Webster’s Bylaws, incumbent directors nominated for reelection are required, as a condition to such nomination, to submit a conditional letter of resignation. In the event an incumbent nominee for director fails to receive a majority of the votes cast at an annual meeting, the Nominating and Corporate Governance Committee will consider the resignation and make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who failed to receive a majority of the votes cast will not participate in the Board’s decision.

The Board of Directors currently consists of ten members. In 2012, the shareholders of Webster adopted a proposal pursuant to which the Board of Directors was declassified, and elected three directors to serve for one-year terms expiring at the Annual Meeting. At the Annual Meeting, seven directors will be elected to serve for one-year terms. The current terms of the directors who were elected at the 2011 Annual Meeting were not affected by the adoption of the declassification proposal and those directors will continue to hold their offices until their terms expire in 2014, at which time it is expected that all directors, or their successors, will stand for reelection for one-year terms.

Information as to Nominees and Other Directors

The following table sets forth the names of the Board of Directors’ nominees for election as directors and the current directors of Webster. Also set forth in the table is certain other information with respect to each such person’s age at December 31, 2012, the periods during which such person has served as a director of Webster and positions currently held with Webster and its wholly owned subsidiary, Webster Bank, National Association (“Webster Bank”).

Following the table are biographies of each of the nominees and continuing directors which contain information regarding each such person’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that such person should serve as a director as of the time of filing of this Proxy Statement. Each director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance, board service, executive management, business, finance and marketing. The process undertaken by the Nominating and Corporate Governance Committee in recommending qualified candidates is described beginning on page 13 under “Corporate Governance—Director Qualifications and Nominations.”

Director Nominees:	Age at 12/31/2012	Director Since	Expiration of Term	Positions Held with Webster and Webster Bank	Committee Membership
Joel S. Becker	64	1986	2013	Director	Nominating and Corporate Governance; Risk
David A. Coulter	65	2009	2013	Director	Compensation; Risk
Robert A. Finkenzeller	62	1986	2013	Director	Audit; Nominating and Corporate Governance
Laurence C. Morse	61	2004	2013	Director	Executive; Audit; Risk (Chair)
Mark Pettie	56	2009	2013	Director	Audit; Compensation
Charles W. Shivery	67	2009	2013	Director	Executive; Compensation (Chair)
James C. Smith	63	1986	2013	Chairman and Chief Executive Officer; Director	Executive (Chair)
Directors:
John J. Crawford	68	1996	2014	Lead Director	Executive; Audit; Nominating and Corporate Governance (Chair)
C. Michael Jacobi	70	1993	2014	Director	Compensation; Risk
Karen R. Osar	63	2006	2014	Director	Executive; Audit (Chair); Risk

Joel S. Becker is Chairman and Chief Executive Officer of Torrington Supply Co., Inc., a Waterbury, Connecticut based wholesale distributor of plumbing, heating and industrial pipe valve and fitting supplies to contractors and industry. Mr. Becker is a member of the Nominating and Corporate Governance Committee and the Risk Committee.

Mr. Becker’s experience as Chairman and Chief Executive Officer of a local business in Webster’s market area combined with more than twenty-five years of experience on Webster’s Board gives him unique insight into Webster’s challenges, opportunities and operations. He also has extensive experience in public company executive compensation as a result of his over nine years of service as the Chairman of the Compensation Committee.

David A. Coulter is Vice Chairman at Warburg Pincus LLC, a global private equity firm headquartered in New York, New York. He previously held the position of Managing Director and Senior Advisor. From January 2001 to September 2005, he was Vice Chairman of JPMorgan Chase & Co. He is a director of MBIA, Inc. (NYSE:MBI), a publicly held financial guarantor insurance company headquartered in Armonk, New York, Sterling Financial Corporation (NASDAQ:STSA), a publicly held financial services company headquartered in Spokane, Washington, and Strayer Education, Inc. (NASDAQ:STRA), a publicly held education services company headquartered in Arlington, Virginia. Mr. Coulter is a member of the Compensation Committee and the Risk Committee.

Mr. Coulter’s experiences as both a former Vice Chairman and Chairman and Chief Executive Officer of publicly traded financial services corporations, JP Morgan Chase and Bank of America, respectively, and his experience as a director of public and private companies, provides the Board with extensive executive experience with regard to matters of interest to financial institutions, including risk, compensation and corporate governance matters.

John J. Crawford is President of Strategem LLC, a New Haven, Connecticut based company which provides consulting services to the business and not-for-profit community on business and financial strategies. Mr. Crawford served as President, Chief Executive Officer and a director of Aristotle Corporation, a New Haven, Connecticut based education training company from October 1992 through December 2002. Mr. Crawford continued to serve on the Board of Directors of Aristotle Corporation until August 31, 2005. From 1994 until December 2000, he served as President and Chief Executive Officer of the South Central Connecticut Regional Water Authority, New Haven, Connecticut. Mr. Crawford is Lead Director, Chair of the Nominating and Corporate Governance Committee, and a member of the Audit Committee and the Executive Committee.

Mr. Crawford’s extensive executive and corporate governance experience as a former Chief Executive Officer of three companies, including a financial institution, and his fifteen plus years of service on Webster’s Board, including ten years as the Lead Director, provides him with a seasoned view of Webster’s operations and challenges.

Robert A. Finkenzeller is President of Eyelet Crafters, Inc., a Waterbury, Connecticut based company that manufactures deep drawn metal parts for the cosmetics, writing instrument and drapery hardware fields. Mr. Finkenzeller has held this position since 1990. Mr. Finkenzeller is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Mr. Finkenzeller brings meaningful corporate governance experience to the Board having served as a member of the Audit, Compensation, Nominating and Corporate Governance and Risk Committees. Mr. Finkenzeller is an executive of a business based in Webster’s market area and has over twenty-five years of experience on Webster’s Board.

C. Michael Jacobi is President of Stable House 1, LLC, a Middlebury, Connecticut based company engaged in real estate development. Mr. Jacobi served from June 2001 to May 2005 as President, Chief Executive Officer and a director of Katy Industries, Inc., a publicly held company headquartered in Middlebury, Connecticut engaged in the design, manufacture and distribution of maintenance and electrical products. Mr. Jacobi is a certified public accountant. He is a director of Corrections Corporation of America (NYSE:CXW), a publicly held company headquartered in Nashville, Tennessee engaged in the ownership and management of prisons for federal, state and local governments, a director and chairman of the board of Sturm Ruger & Co., Inc. (NYSE:RGR), a publicly held company headquartered in Southport, Connecticut engaged in manufacturing and distribution of consumer products, a director of Kohlberg Capital Corporation (NASDAQ:KCAP), a publicly held company headquartered in New York, New York specializing in equity and debt investments in middle market companies, and a director of Bauer Performance Sports Ltd. (TSX:BAU), a publicly held company headquartered in Exeter, New Hampshire engaged in the design and manufacture of sports equipment. Mr. Jacobi is a member of the Compensation Committee and the Risk Committee.

Mr. Jacobi provides the Board with extensive experience and expertise in corporate finance and accounting as a Certified Public Accountant, having served as Chairman of the Audit Committee of Webster for many years. His former service as the Chief Executive Officer of a public company also brings strong executive experience to the Board.

Laurence C. Morse is the co-founder and Chief Executive Officer of Fairview Capital Partners, Inc. in West Hartford, Connecticut, an investment management firm established in 1994 that oversees venture capital funds, some of which invest capital in venture capital partnerships and similar investment vehicles that provide capital primarily to minority-controlled companies. Mr. Morse is a director of the Institute of International Education, and is a former director of Princeton University Investment Company and a former director and chairman of the National Association of Investment Companies, a private, not-for-profit trade association that represents 52 private equity and specialty finance investment firms. Mr. Morse is Chair of the Risk Committee, and is a member of the Audit Committee and the Executive Committee.

Mr. Morse’s entire career has been spent in the investment management field, including as the co-founder and Chief Executive Officer of an investment management firm, which provides the Board with extensive knowledge of the capital markets and accounting issues. His experience has made him adept at performing rigorous risk assessments of managers and management teams, and assessing new technologies, products and services, business strategies, markets and industries.

Karen R. Osar was Executive Vice President and Chief Financial Officer of Chemtura Corporation (NYSE:CHMT), a specialty chemicals company headquartered in Middlebury, Connecticut from 2004 until her retirement in March 2007. From 1999 to April 2003, Ms. Osar served as Senior Vice President and Chief Financial Officer of Westvaco Corporation and Mead Westvaco Corporation. She is a director and audit committee chair of Innophos Holdings, Inc. (NASDAQ:IPHS), a publicly held specialty chemicals company headquartered in Cranbury, New Jersey, a director and audit committee member of Sappi Limited (NYSE:SPP), a publicly held company engaged in the production of coated fine paper and chemical cellulose, headquartered in Johannesburg, South Africa, and from 1999 through 2006 she served as a director and audit and finance committee chair of Allergan, Inc., a publicly held multi-specialty health care company focused on developing and commercializing pharmaceuticals. Ms. Osar is Chair of the Audit Committee and a member of the Executive Committee and the Risk Committee.

Ms. Osar’s experience as the former Chief Financial Officer of a public company, her previous corporate finance experience at JPMorgan Chase & Co. and her service as Chair of the Audit Committee for Webster and as the chair of the audit committee of another public company, provides the Board with strong corporate finance and accounting experience. Her board committee service also provides corporate governance and executive compensation expertise.

Mark Pettie is President of Blackthorne, LLC, a Woodcliff Lake, New Jersey based company which provides consulting services to firms investing in a wide range of consumer oriented businesses. Mr. Pettie served as Chairman and Chief Executive Officer of Prestige Brands Holdings, Inc. (NYSE:PBH), a publicly held company headquartered in Irvington, New York which develops, sells, distributes and markets over-the-counter drugs, household cleaning products and personal care items, from January 2007 until September 2009. He was President of the Dairy Foods Group with ConAgra from 2005 to 2006. From 1981 to 2004, Mr. Pettie held various positions of increasing responsibility in marketing and finance at Kraft Foods and was named Executive Vice President and General Manager of Kraft Food’s Coffee Division in 2002. He is a member of the Audit Committee and the Compensation Committee.

Mr. Pettie’s experience as Chief Executive Officer of a public company brings strong executive experience to the Board, along with his expertise in finance and marketing. He also has extensive business and corporate governance experience as a director for both public and private companies.

Charles W. Shivery is non-executive Chairman of the Board of Northeast Utilities (NYSE: NU). He joined Northeast Utilities in 2002 and was Chairman, President and Chief Executive Officer from March 29, 2004 until April 10, 2012, upon the completion of the merger with NSTAR. He previously held posts with the company including interim president, president-Competitive Group of Northeast Utilities, and president and chief executive officer of NU Enterprises, Inc., the unregulated subsidiary of the Northeast Utilities system. Prior to that, he was co-president of the Constellation Energy Group, the parent company of Baltimore Gas & Electric and other energy related businesses. He is Chair of the Compensation Committee and a member of the Executive Committee.

Mr. Shivery’s role as President and Chief Executive Officer of an energy company provides extensive experience managing a sizable, highly regulated business. Northeast Utilities conducts business in a large part of the region serviced by Webster, so certain variables impact both businesses similarly. Mr. Shivery also provides the Webster Board with corporate governance and executive compensation knowledge.

James C. Smith is Chairman and Chief Executive Officer and a director of Webster and Webster Bank, having been appointed Chief Executive Officer in 1987 and Chairman in 1995. Mr. Smith joined Webster Bank in 1975. He was appointed President, Chief Operating Officer and a director of Webster Bank in 1982 and of Webster at its inception in 1986. Mr. Smith served as President of Webster and Webster Bank until 2000, and again from 2008 through 2011. Mr. Smith is a member of the board of directors of the Financial Services Roundtable based in Washington, D.C. He is also co-chairman of the American Bankers Council (American Bankers Association Mid-Cap Banks) and is actively engaged in the Midsize Banks Coalition of America. He served on the executive committee of the Connecticut Bankers Association until year end 2012. He is a past member of the Federal Advisory Council, which advises the deliberations of the Federal Reserve Board of Governors, and served as a member of the board of directors of the Federal Reserve Bank of Boston for a three year term ending December 2010. He is a past member of the board of directors of the American Bankers Association and of the Federal Home Loan Bank of Boston. He is a director of Saint Mary’s Health System and the Palace Theater, both of Waterbury, Connecticut, and was a director of MacDermid, Incorporated (NYSE:MRD) until its acquisition in June 2007. Mr. Smith is Chair of the Executive Committee.

Mr. Smith’s position as Chairman and Chief Executive Officer of Webster and his day to day leadership of the Company provides him with thorough knowledge of Webster’s opportunities, challenges and operations. He also has extensive experience in banking.

The Board of Directors recommends that shareholders vote FOR the election of all of its director nominees.

CORPORATE GOVERNANCE

General

The business and affairs of Webster are managed under the direction of the Board of Directors (the “Board”). Members of the Board are kept informed of Webster’s business through discussions with the Chairman of the Board and Webster’s other executive officers, by reviewing materials provided to them and by participating in meetings and strategic planning sessions of the Board and its committees. The Board is also kept apprised by the Chairman of the Board and management of continuing educational programs on corporate governance and fiduciary duties and responsibilities. In addition, new directors of Webster participate in an orientation program, which is designed to familiarize them with Webster’s business and operations and with their duties as directors under applicable laws and regulations. Each member of the Board also serves as a director of Webster Bank.

Webster believes in the importance of sound and effective corporate governance. Over the years, Webster has forged an explicit link between its corporate culture and corporate governance by identifying its core values, communicating them and living them every day. With uncompromising commitment to its core principles, Webster continues to add value for its customers, shareholders, employees and the communities it serves. The Board has adopted corporate governance practices and policies which the Board and senior management believe promote this philosophy. Certain of such practices and policies are listed in the chart below and certain of those listed are discussed in greater detail elsewhere in this Proxy Statement.

Board and Governance Information	2012
Size of Board	10
Number of Independent Directors	9
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Lead Independent Director	Yes
Independent Directors Meet Without Management Present	Yes
Annual Equity Grant to Non Employee Directors	Yes
Board Orientation / Education Program	Yes
Code of Business Conduct & Ethics for Directors	Yes
Stock Ownership Guidelines for Directors	Yes
No Poison Pill	Yes
Policy Prohibiting Hedging / Pledging of Company Stock	Yes
Annual Board & Committee Evaluations	Yes

Board Leadership

At Webster, the roles of Chairman of the Board and principal executive officer are combined, both held by Mr. Smith. In addition, there is a lead independent director who is appointed in accordance with Webster’s Corporate Governance Policy, which provides that the Board shall appoint an independent director to serve as the Lead Director of the Board for a one-year term, or until a successor is appointed. The lead independent director presides over the executive sessions of independent directors and assists and advises the Chairman of the Board. During fiscal year 2012, Mr. Crawford served as the lead independent director. The Board believes that having a combined Chairman and principal executive officer, coupled with a lead independent director, is the most appropriate leadership structure for Webster, especially given Mr. Smith’s long service as Chief Executive Officer and his extensive knowledge of the Company and its governance. This structure allows Board discussions regarding performance and strategic matters to be led by the person who oversees Webster’s strategy and operations and establishes a single voice to speak on behalf of Webster, while the lead independent director component of the structure provides independent leadership that mitigates any real or perceived conflicts of interest.

Director Independence

Pursuant to the New York Stock Exchange (“NYSE”) listing standards, Webster is required to have a majority of “independent directors” on its Board. In addition, the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee must be composed solely of independent directors. The NYSE listing standards define specific relationships that would disqualify a director from being independent and further require that for a director to qualify as “independent,” the board of directors must affirmatively determine that the director has no material relationship with the Company.

The Board, with the assistance of the Nominating and Corporate Governance Committee, conducted an evaluation of director independence, based primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other commercial, industrial, banking consulting, legal, accounting, charitable and legal relationships with Webster, including those relationships described under “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships” on page 45 of this Proxy Statement, and on discussions with the Board.

As a result of this evaluation, the Board affirmatively determined that each of Messrs. Becker, Coulter, Crawford, Finkenzeller, Jacobi, Morse, Pettie, Shivery and Ms. Osar is an “independent director” for purposes of Section 303A of the Listed Company Manual of the NYSE and applicable SEC rules and regulations. In connection with this evaluation, the Board considered that in addition to Webster providing lending and other financial services to directors, their immediate family members, and their affiliated organizations in the ordinary course of business and without preferential terms or rates, some directors and their affiliated entities provide services to Webster in the ordinary course of business. In particular, the Board considered the following relationships:

•

David A. Coulter was elected to the Board as a representative of Warburg Pincus Private Equity X, L.P. (“Warburg Pincus”), a significant shareholder, in connection with its investment in Webster. Mr. Coulter also serves as the Vice Chairman of Warburg Pincus. Warburg Pincus’ ownership of Webster stock does not cause Mr. Coulter to fail to meet the independence standards contained in the NYSE rules and the Board determined that, because Mr. Coulter’s interests are generally aligned with those of other Webster shareholders, his service on the Board as a representative of Warburg Pincus and his employment as Vice Chairman of Warburg Pincus do not impair his independence.

•

John J. Crawford is Chairman of the Board of a nonprofit organization to which Webster Bank made a charitable contribution in 2012. The Board determined that the amount contributed by Webster Bank was not material and would not impair Mr. Crawford’s independence.

•

C. Michael Jacobi’s son, Gregory Jacobi, was employed by Webster Bank in 2012 as a Senior Vice President. Mr. Jacobi’s son’s employment position with Webster Bank does not violate the independence standards contained in the NYSE rules and the Board determined that this relationship is not material and would not impair Mr. Jacobi’s independence, in part because Mr. Jacobi’s son is not an executive officer of Webster and his compensation and benefits were established in accordance with the compensation policies and practices applicable to Webster employees in comparable positions.

Mr. Smith is not considered independent because he is an executive officer of Webster and Webster Bank.

Executive Sessions of Independent Directors

In keeping with Webster’s Corporate Governance Policy, in 2012 the Board held two meetings that were limited to independent directors. The lead independent director presides over the executive sessions of independent directors.

Risk Oversight

The Board administers its risk oversight function primarily through the Risk Committee, which is described in more detail below. The Risk Committee meets frequently throughout the year and reports its findings to the full Board on an ongoing basis. In addition, the Compensation Committee and the Risk Committee review and assess risks as related to Webster’s compensation programs. Webster also has a Chief Risk Officer, Daniel H. Bley, who reports in that capacity to the Risk Committee, as well as two senior risk officers who report to the Chief Risk Officer.

Board and Committee Meetings

During 2012, Webster held 12 meetings of its Board. Each incumbent director attended at least 75 percent of the aggregate of (i) the total number of meetings held by the Board during the period that the individual served and (ii) the total number of meetings held by all committees of the Board on which the individual served during the period that the individual served.

Committees of the Board; Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Board has established five standing committees. The standing committees are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Executive Committee and the Risk Committee. The Board has adopted a charter for each of these committees, as well as corporate governance guidelines that address the make-up and functioning of the Board and qualification guidelines for board members. The Board has also adopted a code of business conduct and ethics (the “Code of Conduct”) that applies to all employees, officers and directors. Each employee, officer and director participates in an annual training session that focuses on topics covered by our Code of Conduct. The training reinforces our core values and our commitment to full compliance with applicable laws and regulations. You can find links to these materials on the Company’s website at: www.wbst.com.

You can also obtain a printed copy of any of the materials referred to above, without charge, by contacting us at the following address:

Webster Financial Corporation

145 Bank Street

Waterbury, Connecticut 06702

Attn: Harriet Munrett Wolfe, Esq.

Executive Vice President, General Counsel and Secretary

The Board has determined that all of the Directors who serve on the Audit, Compensation, and Nominating and Corporate Governance committees are “independent” for purposes of Section 303A of the Listed Company Manual of the NYSE. In addition, all of the Directors who serve on the Risk Committee are “independent.”

Audit Committee

The Board has appointed an Audit Committee that oversees the Company’s financial reporting process, the system of internal financial and accounting controls, the audit process, and compliance with applicable laws and regulations. The Audit Committee reviews the Company’s annual financial statements, including management’s discussion and analysis, and regulatory examination findings. The Audit Committee recommends the appointment of an independent registered public accounting firm and is responsible for the oversight of such firm. A copy of the Audit Committee’s charter is available on the Company’s website at: www.wbst.com. During 2012, the Audit Committee held five meetings. The members of the Audit Committee currently are Ms. Osar (Chair) and Messrs. Crawford, Finkenzeller, Morse and Pettie. Each of the members of the Audit Committee meets the independence requirements of the rules of the NYSE and applicable rules and regulations of the SEC. The Board has determined that each of the members of the Audit Committee is financially literate and that Ms. Osar and Mr. Crawford each qualify as an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Board has appointed a Compensation Committee. During 2012, the Compensation Committee held five meetings. Compensation Committee meetings are attended by Webster’s Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”), other than while their compensation and benefits are discussed. For a description of the role of Webster’s CEO in determining or recommending the amount of compensation paid to our named executive officers during 2012, see “Compensation Discussion and Analysis.” The members of the Compensation Committee currently are Messrs. Shivery (Chair), Coulter, Jacobi and Pettie. Each of the members of the Compensation Committee meets the independence requirements of the rules of the NYSE, and also serves as the Compensation Committee of the Company’s subsidiary, Webster Bank. A copy of the Compensation Committee’s charter is available on the Company’s website at: www.wbst.com. The Compensation Committee may delegate to its chairperson or any other Compensation Committee member such power and authority as the Compensation Committee deems appropriate, except such powers and authorities required by law to be exercised by the whole Compensation Committee or subcommittee thereof.

Pursuant to the Compensation Committee’s charter, among other responsibilities, the Committee is charged with annually reviewing and approving annual bonus arrangements and long term incentive compensation paid to the CEO and COO. The Committee reviews and makes recommendations to the Board with respect to the annual base salary, and severance and/or change in control or similar agreements/provisions, if any, for the CEO and COO; annually determining such compensation and benefits for the members of the Company’s Executive Management Committee other than the CEO and COO; annually recommending to the Board the content of the annual performance evaluation for the CEO and COO and reviewing performance evaluations for all members of the Executive Management Committee; administering and implementing the Company’s performance-based incentive plans; reviewing the talent management and succession planning processes to ensure that there is a pool of qualified candidates to fill future Executive Management Committee positions; and reviewing and approving on a periodic basis the Company’s employee stock ownership guidelines. The Committee also reviews and makes recommendations to the Board with respect to director compensation.

For information on the role of compensation consultants determining or recommending the amount or form of executive or directors compensation, see “Compensation Discussion and Analysis – Role of Compensation Consultant.”

Executive Committee

The Board has appointed an Executive Committee that has responsibility for serving as an exploratory committee for mergers and acquisitions and to serve as an ad hoc committee as needed. The Executive Committee did not meet during 2012. The members of the Executive Committee are Messrs. Smith (Chair), Crawford, Morse, Shivery and Ms. Osar.

Nominating and Corporate Governance Committee

The Board has appointed a Nominating and Corporate Governance Committee that has overall responsibility for recommending corporate governance process and board operations for the Company. The Nominating and Corporate Governance Committee identifies director candidates, reviews the qualifications and experience of each person considered as a nominee for election or reelection as a director, and recommends director nominees to fill vacancies on the Board and for approval by the Board and the shareholders. A copy of the Nominating and Corporate Governance Committee’s charter is available on the Company’s website at: www.wbst.com. During 2012, the Nominating and Corporate Governance Committee held two meetings. The members of the Nominating and Corporate Governance Committee are Messrs. Crawford (Chair), Becker and Finkenzeller. Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the rules of the NYSE.

Risk Committee

The Board has appointed a Risk Committee whose primary function is to assist the Board in fulfilling its oversight responsibilities regarding the Company’s enterprise risk management, receiving information regarding the Company’s policies, procedures and practices relating to risk, and discussing material regulatory issues, compliance matters, and emerging risks to the Company. The Risk Committee also has responsibility for overseeing management’s monitoring of security issues. During 2012, the Risk Committee held six meetings. The members of the Risk Committee are Messrs. Morse (Chair), Becker, Coulter, Jacobi and Ms. Osar.

Director Qualifications and Nominations

The Board believes that it should be composed of directors with diverse experience in business and in areas that are relevant to the Company, and that directors should, at a minimum, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. Directors should also have an objective perspective and practical wisdom, and should be willing and able to devote the required amount of time to Webster’s business. These attributes are embodied in Webster’s Qualification Guidelines for Board Members, which specifies that diversity is one of the factors to be considered in deciding on nominations for directors.

When considering candidates for the Board, the Nominating and Corporate Governance Committee takes into account a number of factors, including the following:

•	independence from management;
•	judgment, skill, integrity and reputation;
•	relevant specific industry experience;
•	age, gender and ethnic background;
•	current position with another business or entity;
•	potential conflicts of interests with other pursuits; and
•	existing ties to the Company’s and Bank’s markets.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others, including third party search firms. The Committee will review the qualifications and experience of each candidate. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election. The Nominating and Corporate Governance Committee reviews and assesses the effectiveness of the Qualification Guidelines for Board Members periodically.

Webster’s Bylaws also permit shareholders eligible to vote at the Annual Meeting to make nominations for directors, but only if such nominations are made pursuant to timely notice in writing to the Secretary of Webster. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of Webster not less than 30 days nor more than 90 days prior to the date of the meeting, provided that at least 45 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders. If less than 45 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, notice by the shareholder to be timely must be received by Webster not later than the close of business on the 15th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. Public disclosure of the date of the Annual Meeting was made by the issuance of a press release on February 14, 2013 and by filing a Current Report on Form 8-K under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission on February 14, 2013. The Nominating and Corporate Governance Committee will consider candidates for director suggested by shareholders applying the criteria for candidates described above and considering the additional information required by Article III, Section 13 of Webster’s Bylaws, which must be set forth in a shareholder’s notice of nomination. Section 13 of Webster’s Bylaws requires that the notice include: (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Webster which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations or proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the shareholder giving notice, (i) the name and address, as they appear on Webster’s books, of such shareholder, and (ii) the class and number of shares of Webster which are beneficially owned by such shareholder. In considering any nominees for directors recommended by a shareholder, the Nominating and Corporate Governance Committee considers, among other things, the same factors set forth above.

Compensation of Directors

The following table summarizes the compensation paid to Webster’s non-employee directors during 2012. Employee directors of Webster receive no additional compensation for serving as directors or committee members of Webster or its subsidiaries. Beyond these and other standard arrangements described below, no other compensation was paid to any such director.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)

Joel S. Becker	53,400	63,387	—	1,926.50	118,714

David A. Coulter	48,400	63,387	—	1,926.50	113,714

John J. Crawford	83,200	63,387	—	1,926.50	148,514

Robert A. Finkenzeller	50,900	63,387	—	1,926.50	116,214

C. Michael Jacobi	53,800	63,387	—	1,926.50	119,114

Laurence C. Morse	63,000	63,387	—	1,926.50	128,314

Karen R. Osar	70,200	63,387	—	1,926.50	135,514

Mark Pettie	55,400	63,387	—	1,926.50	120,714

Charles W. Shivery	58,000	63,387	—	1,926.50	123,314

(1)	Includes meeting fees, fees paid to Mr. Crawford as Lead Director and committee chair, to Messrs. Morse, Shivery and Ms. Osar as committee chairs and the $32,000 annual retainer fee.

(2)

The amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value of the restricted shares awarded to Ms. Osar and Messrs. Becker, Coulter, Crawford, Finkenzeller, Jacobi, Morse, Pettie and Shivery in 2012 was $22.76 per share. The assumptions used to calculate the amount recognized for these stock awards are set forth in footnote 20 to Webster’s audited financial statements contained in Webster’s Form 10-K for the year ended December 31, 2012. As of December 31, 2012, Ms. Osar and Messrs. Becker, Coulter, Crawford, Finkenzeller, Jacobi, Morse, Pettie and Shivery had 5,629 unvested restricted shares from the annual equity grants of 2010, 2011 and 2012.

(3)

No stock options were granted to non-employee directors in 2012. As of December 31, 2012, each director had the following number of options outstanding, all of which are currently exercisable: Mr. Becker, 58,528; Mr. Coulter, 12,000; Mr. Crawford, 58,528; Mr. Finkenzeller, 58,528; Mr. Jacobi, 58,528; Mr. Morse, 54,528; Ms. Osar, 46,528; Mr. Pettie, 25,423; and Mr. Shivery, 13,274.

(4)	Reflects the dollar amount of dividends paid on unvested restricted stock for the fiscal year ended December 31, 2012.

Webster uses a combination of cash and restricted stock to attract and retain qualified candidates to serve on the Board. Webster targets director compensation to be at the median for its peer group (as described in “Compensation Discussion and Analysis” below), with the opportunity to earn significantly more based on Webster’s total shareholder return. Stock ownership guidelines have also been established for directors to closely align directors’ interests with those of Webster’s shareholders.

During 2012, each non-employee director of Webster received an annual retainer of $32,000. In addition, non-employee directors of Webster received 2,785 shares of restricted stock, which vest incrementally over three years.

In addition, except as set forth below, each non-employee director received $1,200 for each Webster or Webster Bank Board meeting attended, $1,200 for each committee meeting attended, and $600 for each telephonic Webster or Webster Bank Board and committee meeting called by either Webster or Webster Bank. Each non-employee director of both Webster and Webster Bank received a total of $2,000 for separate board meetings of Webster and Webster Bank that were held on the same day. Non-employee directors receive $1,000 for a committee meeting if it is held on the same day as a Board meeting and $1,000 for a second committee meeting if more than one committee meeting is held on the same day. Webster also reimburses directors for reasonable travel expenses incurred in connection with attending off-site Board meetings (including the travel expenses of spouses if they are specifically invited to attend).

In 2012, the Lead Director received an additional annual retainer of $22,500. The Chair of the Audit Committee received an annual additional retainer of $15,000, the Chair of the Compensation Committee and the Chair of the Risk Committee received additional annual retainers of $10,000 and the Chair of the Nominating and Corporate Governance Committee received an additional annual retainer of $7,500.

Our stock ownership guidelines require non-employee directors to own Webster Common Stock with a market value equal to at least $100,000. Non-employee directors who do not meet the guidelines agree to hold all long-term incentives, which include vested restricted stock and exercised stock options (net of exercise price and taxes), until they achieve the required ownership threshold of Webster Common Stock.

Communications with Directors

The Company’s shareholders and other interested persons who want to communicate with the Board of Directors, any individual Director, the Lead Director, the non-management directors as a group or any other group of directors, can write to:

[Name of Director or Directors]

c/o Lead Director of the Board of Directors

Webster Financial Corporation

P.O. Box 1074

754 Chapel Street

New Haven, Connecticut 06510

All communications received (except for communications that are primarily commercial in nature or relate to an improper or irrelevant topic) will be forwarded to the intended recipient(s) or the full Board, as appropriate.

Director Attendance at Annual Meetings

Webster typically schedules a meeting of the Board of Directors in conjunction with the annual meeting and expects that the Board of Directors will attend the annual meeting, absent a valid reason, such as a previously scheduled conflict. Last year all of the individuals then serving as directors attended the annual meeting.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Named Executive Officers of Webster Financial Corporation

The following table sets forth information regarding the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers who were serving on December 31, 2012, and one former executive officer who would have been one of such other three most highly compensated executive officers but for the fact that he was not serving as an executive officer at the end of 2012 (the “named executive officers” or “NEOs”).

Name	Age as of December 31, 2012	Positions with Webster and Webster Bank
James C. Smith	63	Chairman, Chief Executive Officer and Director

Gerald P. Plush	54	President, Chief Operating Officer and Director of Webster Bank

Glenn I. MacInnes	51	Executive Vice President and Chief Financial Officer

Joseph J. Savage	60	Executive Vice President, Commercial Banking

Anne M. Slattery (1)	65	Former Executive Vice President, Retail Banking

Jeffrey N. Brown (2)	55	Former Executive Vice President, Human Resources, Marketing and Communications

1	Anne M. Slattery retired from Webster and relinquished all offices and positions held with Webster effective December 31, 2012.

2	Jeffrey N. Brown resigned from Webster and relinquished all offices and positions held with Webster effective August 31, 2012.

Provided below is biographical information for each of Webster’s NEOs, other than Mr. Smith. For information regarding Mr. Smith, see “Election of Directors-Information as to Nominees and Other Directors.”

Gerald P. Plush is President and Chief Operating Officer of Webster and Webster Bank and a director of Webster Bank. Mr. Plush joined Webster in July 2006 as Executive Vice President and Chief Financial Officer and was promoted to Senior Executive Vice President in July 2007. He was appointed Chief Risk Officer in July 2008 and served in this role until August 2010. Mr. Plush was promoted to Vice Chairman and Chief Operating Officer on January 5, 2011, and to President and elected to the board of directors of Webster Bank on December 15, 2011. Prior to joining Webster, Mr. Plush was employed at MBNA America in Wilmington, Delaware, from 1995 to 2006 in a number of senior executive positions. Mr. Plush serves as chairman of the board of directors of Junior Achievement of Southwest New England, Inc., on the board of trustees of the Connecticut Public Broadcasting Network, and on the executive committee of the Connecticut Bankers Association.

Glenn I. MacInnes is Executive Vice President and Chief Financial Officer of Webster and Webster Bank. He joined Webster in 2011. Prior to that, Mr. MacInnes was Chief Financial Officer at New Alliance Bancshares in New Haven, Connecticut for two years and was employed for 11 years at Citigroup in a series of positions, including deputy chief financial officer for Citibank North America and chief financial officer of Citibank (West) FSB. Mr. MacInnes serves on the Board of Directors of the International Festival of Arts & Ideas.

Joseph J. Savage is Executive Vice President of Webster and Executive Vice President, Commercial Banking for Webster Bank. He joined Webster in April 2002. Prior to joining Webster, Mr. Savage was Executive Vice President of the Communications and Energy Banking Group for CoBank in Denver, Colorado from 1996 to April 2002. Mr. Savage serves as a director of the Hartford Metro Alliance, the Connecticut Technology Council and the Travelers Championship Committee.

Anne M. Slattery served as Executive Vice President, Retail Banking of Webster and Webster Bank until December 31, 2012. Ms. Slattery was appointed to this position in October 2009. She was a consultant for Webster from May 2009 until October 2009. Prior to joining Webster, Ms. Slattery headed her own manufacturing company, Carlon Products Co. in Connecticut, from March 2002 until February 2009. Earlier in her career, she was President of Marymount College in Tarrytown, New York and held senior positions at Fleet Bank and Citibank.

Jeffrey N. Brown served as Executive Vice President, Human Resources, Marketing and Communications of Webster and Webster Bank until August 31, 2012. Mr. Brown was appointed to this position in December 2011. Mr. Brown joined Webster in 1996 as Executive Vice President of Marketing and Communications for Webster Bank and assumed responsibility for strategic planning in 1997 until January 2010. He was appointed Executive Vice President of Marketing and Communications for the Company in March 2004. In July 2007, he was appointed Chief Administrative Officer of both Webster and Webster Bank. Mr. Brown serves on the board of directors of the Bushnell Center for the Performing Arts and the Wadsworth Atheneum, both in Hartford, Connecticut. He serves as a trustee of the World Affairs Council of Connecticut and as a member of the board of directors for the Eastern Connecticut State University Foundation.

Compensation Committee Report

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures that follow. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Form 10-K for its 2012 fiscal year, and the Board has approved the recommendation.

Compensation Committee

Charles W. Shivery (Chair)

David A. Coulter

C. Michael Jacobi

Mark Pettie

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (“CD&A”) discusses in detail the 2012 compensation program for the Company’s named executive officers (“NEOs”). The Compensation Committee (“Committee”) recommends the base salary for the CEO and COO to the Board of Directors, approves the annual and long term incentives for the CEO and COO, and sets the compensation for Webster’s other NEOs. Non-NEO members of the Executive Management Committee are also compensated under this program.

At the annual meeting of shareholders held on April 26, 2012, Webster held an advisory vote on executive compensation. Although the vote was non-binding, the Committee has considered and will continue to consider the outcome of the vote when determining compensation policies and setting NEO compensation. Approximately 93% of the shares of Webster Common Stock that were voted on the proposal were voted for the approval of the compensation of the NEOs as discussed in Webster’s 2012 Proxy Statement. The Committee believes that the results of this advisory vote show strong support for Webster’s compensation policies and procedures, and decided no changes in the overall structure of the programs were needed at this time.

Objectives of Compensation Program

Webster’s executive compensation program is designed to attract, retain and motivate qualified executives and to reward actions and results that the Committee and Board of Directors believe will increase Economic Profits1 and maximize shareholder return. Special attention is given to ensuring that compensation plans do not encourage NEOs and other executive officers to take unnecessary or excessive risks.

Webster’s compensation program closely aligns total compensation with achievement of Webster’s strategic and financial goals. A meaningful portion of total compensation is tied to future shareholder return thereby rewarding NEOs for pursuing strategies that increase Economic Profits over time.

1 Economic Profits is a non-GAAP measure and is calculated at both the consolidated and business unit level. Economic Profits is defined as the net income earned over the cost of capital.

The compensation program has three primary objectives:

•

Equity-Based—A substantial portion of the total compensation opportunity is equity-based and is highly dependent on the Company’s return on equity and total shareholder return (“TSR”) over a three-year period.

•

Performance-Based—A majority of total compensation is intended to be variable based on the Company’s success in achieving predetermined strategic and financial goals and its performance relative to its Compensation Peer Group (“Peer Group”).

•

Competitive—Total compensation opportunities should be competitive, thus enabling Webster to attract and retain highly qualified NEOs who will be motivated to achieve Webster’s strategic and financial goals.

Setting 2012 Compensation

In April 2012 the Committee reviewed all elements of compensation for NEOs and approved the compensation structure as consistent with the objectives outlined above. The design comprises base salary, annual incentive and long term incentive (“LTI”). The annual incentive rewards current year performance, while the long term equity-based incentive grant aligns the NEOs’ interests with the long term goals and performance of the Company. The long term incentive grant, made in February each year, comprises a 60/40 mix of performance-based shares and stock options. The grant is based in part on NEOs’ prior year performance. Performance shares have a three-year cliff vesting and stock options have a three-year vesting of one-third on each anniversary.

For 2012, the Committee approved total compensation for NEOs that is generally higher than compensation for 2011, given the continuing improvement in financial and credit-related results, measurable progress toward achieving strategic goals, and improved financial performance relative to Webster’s Peer Group. The Committee noted that Webster exceeded strategic goals for revenue growth, non-interest income, and employee engagement.

The Committee intends that total compensation should be commensurate with that at like institutions with similar performance. Given 2012 financial performance that was approximately at the peer median, the Committee intended that total direct compensation (the total of base salary, the annual incentive and long-term incentives) be reasonably commensurate with median peer group total direct compensation.

Compensation Consultant

In carrying out its responsibilities, the Committee engages McLagan, an independent compensation consultant, to offer market perspectives on annual pay, current executive compensation trends and compensation programs currently in place at Webster. The consultant also provides insight into regulatory issues affecting compensation. The Committee has the authority to hire and terminate the consultant and determine the nature and scope of the consultant’s assignments. The Committee has engaged McLagan since June 2010. The Committee reviewed the work performed by McLagan and, under SEC and NYSE regulations, determined that the work did not create a conflict of interest.

McLagan provided the Committee ongoing insights relating to trends in executive compensation in the banking sector. At the direction of the Committee, McLagan reviewed all elements of compensation for the NEOs and made recommendations with regard to plan design. McLagan reviewed management’s proposals to the Committee regarding 2012 executive compensation and also presented an analysis of Webster’s 2012 performance relative to the Peer Group as an additional point of reference. McLagan attended all Committee meetings and in each one of those meetings had the opportunity to meet with the Committee in executive session. The Committee weighs the consultant’s perspective as part of its decision making process. The Committee communicates compensation decisions directly to management. McLagan did not determine the amount or form of compensation paid to Webster’s executive officers or directors during 2012.

Compensation Peer Group

The Committee regularly uses proxy information for the Peer Group to review annually the compensation of Webster’s NEOs relative to comparable positions. This review is supplemented by available market survey data. The Committee may also use comparisons to the Peer Group to consider other market practices relevant to the scope of the NEOs’ responsibilities. This may include, for example, change in control provisions and stock ownership guidelines.

In 2012, the Committee considered actual and, where available, target compensation data from the Peer Group. This data was presented by McLagan and contributed to an assessment of the competitiveness of actual and target pay for Webster NEOs.

The Committee reviews the composition of the Peer Group annually with the assistance of McLagan with the objective of maintaining a group of peer banks that individually and collectively represent suitable comparators for compensation-related analyses. Suitability is defined using a number of factors, including size, scope, business mix and geographic focus. Scope measures include total assets, net revenue, market capitalization and number of employees. Business mix is reflected by an analysis of loan composition (consumer, real estate, commercial and construction) and revenue composition (sources and proportion of net interest income and non-interest income). Banks with a geographic focus outside the continental United States are excluded regardless of the appropriateness of their scope and business mix. In 2012, McLagan, at the request of the Compensation Committee, prepared an evaluation of our peer group. McLagan recommended to the Committee to remove Synovus Financial Corp. from our peer group due to recent performance, and recommended that the Committee replace Synovus with Hancock Holding Company which is more comparable in size and other selection criteria. The Committee approved the recommendation. The Committee identified the 13 companies listed below as the Peer Group for 2012:

PEER GROUP
Associated Banc-Corp	Fulton Financial Corporation
BancorpSouth, Inc.	Hancock Holding Company
BOK Financial Corporation	People’s United Financial, Inc.
City National Corporation	Susquehanna Bankshares, Inc.
Commerce Bancshares, Inc.	TCF Financial Corporation
Cullen/Frost Bankers, Inc.	Valley National Bancorp
First Niagara Financial Group, Inc.

Elements of 2012 Compensation

Webster’s compensation program has three basic elements: a fixed base salary, a variable annual cash incentive and a variable equity-based long term incentive. All elements of compensation are reviewed annually, both separately and in aggregate by the Committee, to ensure that the total amount of compensation is within appropriate competitive parameters based on data from independent sources and based on the performance of the Company and NEOs. The program is intended to provide NEOs with a compensation opportunity commensurate with persons with similar duties and responsibilities at other financial institutions with comparable performance. In determining levels of NEOs’ overall compensation, the Committee also considers the qualifications and experience of the respective officer, Webster’s size and complexity of operations and, to a certain extent, the compensation paid to other persons employed by the Company. The Committee uses external data as input for the Committee’s analysis and to obtain a general understanding of current compensation practices rather than strict rules for establishing compensation. A large portion of pay is tied to strategic and financial performance and other goals believed to be related to increasing shareholder value over the long term. Consequently, actual compensation received will vary from targeted compensation.

In early 2012, the Committee engaged McLagan to provide an analysis of Webster’s total compensation as well as the individual components compared to the Peer Group and McLagan’s 2011 Top Management Survey. This data contributed to an assessment of the competitiveness of actual and target pay for Webster’s NEOs. Based on the findings, the Committee set the components of pay and the weight of each component creating a structure that reflects Webster’s objectives for compensation outlined above while allowing individual variations based on job scope, tenure, retention risk, and other factors relevant to the Committee.

The chart below breaks down total compensation by element as well as the weight and target of each component by NEO for the program approved in February 2012.

Components of Total Direct Compensation at Target

	Salary		Annual Incentive Target		Total Cash Compensation at Target		Long Term Incentive (60% Performance Shares 40% Stock Options)		Total Direct Compensation Target

James C. Smith, Chairman and CEO	$879,800	26%	$879,800	26%	$1,759,600	52%	$1,627,630	48%	$3,387,230	100%

Gerald P. Plush, President and COO	$535,000	35%	$374,500	25%	$909,500	60%	$615,250	40%	$1,524,750	100%

Glenn I. MacInnes, EVP and CFO	$400,000	40%	$250,000	25%	$650,000	65%	$350,000	35%	$1,000,000	100%

Joseph J. Savage, EVP, Commercial Banking	$330,500	40%	$214,825	26%	$545,325	66%	$280,925	34%	$826,250	100%

Anne M. Slattery, Former EVP, Retail Banking	$310,000	40%	$201,500	26%	$511,500	66%	$263,500	34%	$775,000	100%

Jeffrey N. Brown, Former EVP, HR, Marketing and Communications	$324,000	41%	$210,600	27%	$534,600	67%	$259,200	33%	$793,800	100%

Salary

Annual salary is the only fixed component of Webster’s executive compensation program. In setting salary, the Committee looks at current pay practices, Peer Group comparisons and general market analysis in consultation with its compensation consultant, McLagan. The Committee then establishes salaries that are competitive to the Peer Group for similar positions. The salaries are reviewed on an annual basis by the Committee.

In the case of a change in role, an officer’s new responsibilities, external pay practices, internal equity, past performance and experience are all considered in determining whether a change in salary is warranted.

As part of the Committee’s annual salary review, salaries were determined to be competitive when compared with the actual proxy data of the Peer Group and benchmark survey information. In 2012, none of the NEOs received a merit increase or adjustment to base salary as a result of this review.

Annual Incentive Compensation – Plan Overview

Annual incentive compensation is variable based on performance and ties a significant portion of the NEOs’ compensation to achievement of the Company’s annual strategic and financial goals. Measurements for the plan are approved annually by the Committee. For 2012, target incentives were set for each of the NEOs between 25% and 27% of total compensation. The plan is designed so that the weighted average performance for the financial measures must exceed a predetermined threshold before a payout can be made.

The plan is structured to include three Primary Components: the Corporate Component, the Individual Component and the Line of Business Component. Measures for each of these three components vary in weight based on each officer’s responsibilities.

The Corporate Component has three elements: Financial Performance, Strategic Assessment, and Performance Relative to Peer Group. Financial Performance is determined by scoring performance against five pre-established financial measures. Each measure is weighted based on relative importance and then the measures are totaled to determine a weighted score. Adjustments to this score may then be made based on the Committee’s assessment of the measurable progress against the Company’s stated strategic objectives (the Strategic Assessment) and its performance against key metrics relative to its Peer Group (Performance Relative to Peer Group).

The Individual Component is determined based on an assessment of each NEO’s individual performance measured against specific performance objectives.

The Line of Business Component is determined based on the financial and operating results of the line of business against its goals for the year and an assessment of results against strategic objectives. The program dictates that the Line of Business Component is not scored or paid out unless the Corporate Component is scored at or above its threshold payout level. Mr. Savage, Webster’s Executive Vice President, Commercial Banking, and Ms. Slattery, Webster’s Former Executive Vice President, Retail Banking, are the only line of business heads among the NEOs.

The three Primary Components are weighted based on each NEO’s responsibilities. The CEO and other corporate officers’ incentives are weighted 80% on the Corporate Component and 20% on the Individual Component. As line of business heads, both Mr. Savage’s and Ms. Slattery’s incentives were weighted 40% on the Corporate Component, 20% on the Individual Component and 40% on the Line of Business Component. The weighting of the Primary Components is shown in the chart below:

Weight of Primary Components

	Corporate	Individual	Line of Business

James C. Smith, Chairman and CEO	80%	20%	0%

Gerald P. Plush, President and COO	80%	20%	0%

Glenn I. MacInnes, EVP and CFO	80%	20%	0%

Joseph J. Savage, EVP, Commercial Banking	40%	20%	40%

Anne M. Slattery, Former EVP, Retail Banking	40%	20%	40%

Jeffrey N. Brown, Former EVP, HR, Marketing and Communications	80%	20%	0%

Annual Incentive Scoring

Corporate Component. The Corporate Component is determined first by calculating a weighted performance score against five pre-established financial measures (Financial Performance). The resulting score may then be modified up or down at the Committee’s discretion by up to 30% of target based on performance relative to stated strategic goals (Strategic Assessment) and by 30% of target based on performance relative to Webster’s Peer Group (Performance Relative to Peer Group). The Committee has discretion to make adjustments for extraordinary, unusual or non-recurring items. Scores below 50% on an individual measure are reduced to zero and a total weighted score below 50% on the five goals in the aggregate earns no payout.

The Corporate Component rating generates a potential payout of 0% to 200% of target. A score of 100% would pay out at target. On average, each 3% increment of a measure above 100% increases the payout score by 10% with a maximum payout of 200% of target. On average, each 5% increment below 100% reduces the score by 10%. There is a threshold score of approximately 70%, which generates a payout of 50% of target, below which no incentive is earned.

Financial Performance. Webster achieved 2012 results above target on each of its five financial goals. From 2011 to 2012, Pre-Tax Pre-Provision income improved from $224.1M to $271.4M, Return on Average Equity improved from 8.20% to 8.65%, Return on Average Assets improved from 0.84% to 0.87%, the Efficiency Ratio improved from 65.45% to 62.78% and Classified Assets to Tier 1 Capital plus Allowance for Loan and Lease Losses (“ALLL”) improved from 44.82% to 35.71%. These results reflect adjustments for non-recurring items. The adjustments had the effect of reducing the GAAP score from 120% to 117%. The chart below shows the adjusted Financial Performance.

2012 Annual Incentive Corporate Component - Financial Performance

Financial Metric	Target	Actual		Score	Weight	Payout

Pre-Tax Pre-Provision Income	$257.00	$271.40		120.00%	35%	42.00%

Return on Average Equity	8.29%	8.65%		113.58%	30%	34.07%

Efficiency Ratio	63.43%	62.78%	[1]	108.50%	15%	16.28%

Return on Average Assets	0.81%	0.87%		124.00%	10%	12.40%

Classified Assets/Tier 1 Capital + ALLL	38.57%	35.71%		126.36%	10%	12.64%

TOTAL					100%	117%

[1]	The Efficiency Ratio excludes one time items.

Strategic Assessment. The Committee has discretion to adjust the weighted Financial Performance score within the Corporate Component by plus or minus 30% of target based on Webster’s strategic performance against the objectives set forth in the strategic plan. In conducting its review, the Committee noted Webster’s strong growth in business/commercial loans, progress in growing transaction balances and expedited problem asset resolution as having contributed to revenue growth ahead of plan. The Committee noted non-interest income is ahead of plan due primarily to strong growth in mortgage banking and treasury services. Banker engagement exceeded target by 1% and retention of high value bankers fell short of target by 1%. Based on its review, the Committee did not apply a strategic adjustment to the weighted rating. The 2012 strategic measurements are summarized in the chart below.

2012 Annual Incentive Plan - Strategic Assessment
Strategy	Target	Actual
Revenue Growth (excluding Economic Loss)
Middle Market	$9.2	$19.9
Consumer Finance	$5.7	$16.4
Small Business	($1.6)	($2.8)
Private Banking	$5.1	$1.8

Total Revenue Growth	$18.4	$35.3
% Revenue Growth	5.9%	11.30%
Generate higher non-interest income from existing lines of business:
Non Interest Income	$180.7	$189.4
Foster a strong culture that values employees, encourages development and rewards performance:
Banker engagement two points higher than industry benchmark survey	2%	3%
Retention of high value bankers	95%	94%

Performance Relative to Peer Group. The Committee also has discretion to adjust the weighted score within the Corporate Component by plus or minus 30% of target based on Webster’s performance relative to its Peer Group. The Committee assesses Webster’s performance relative to its Peer Group against a set of five predetermined measures. Webster outperformed the peer group in the return on average equity and return on average assets categories and maintained its position at the 62nd percentile in both categories as compared to 2011. Webster underperformed against the pre-tax, pre-provision income to average assets metric but improved from the 31st percentile in 2011 to the 38th percentile in 2012, underperformed against the efficiency ratio metric but improved from the 23rd percentile in 2011 to the 46th percentile in 2012, and underperformed in the non-performing loans to total loans metric and lost ground from the 54th percentile in 2011 to the 31st percentile in 2012.

Applying the same weightings to these metrics as the Committee applies to the similar metrics in the Financial Performance component, Webster’s weighted average financial performance improved relative to the peer group by 4% from 44.2% in 2011 to 48.1% in 2012 to the 48th percentile overall. The Committee noted that, while improved over the prior year, performance still slightly trailed the Peer Group. Therefore, the Committee determined that a downward adjustment of 4% was appropriate. The table below shows Webster’s performance relative to the Peer Group:

2012 Annual Incentive - Performance Relative to Peer Group
Measure	Webster 2012 Results	Webster 2011 % Rank	Webster 2012 % Rank	2012		2011
				Weight	Weighted Score	Weight	Weighted Score
Pre-tax Pre-Provision Income/Avg. Assets	1.39%	31%	38%	35%	13.30%	35%	10.75%
Return on Average Equity	8.92%	62%	62%	30%	18.60%	30%	18.45%
Efficiency Ratio	62.97%[1]	23%	46%	15%	6.90%	15%	3.45%
Return on Average Assets	0.90%	62%	62%	10%	6.20%	10%	6.15%
Non-Performing Loans/Loans	1.61%	54%	31%	10%	3.10%	10%	5.40%
Weighted Score:				48.10%		44.20%

[1]	The Efficiency Ratio for Peer Group comparison, as calculated by SNL, includes $1.5 million in one time severance related expenses.

Final Corporate Component. The Corporate Component is then calculated by taking the Financial Performance score of 117% and applying the Strategic Assessment adjustment of 0% and the Performance Relative to Peer Group adjustment of (4%) for a total score of 113% of target.

2012 Annual Incentive - Financial Performance & Adjustments
Financial Performance	Strategic Adjustment	Peer Group Adjustment	Total Adjusted Payout
117%	0%	(4%)	113%

Individual Component. The Individual Component score accounts for 20% of the total target bonus for each NEO. The Individual Component is determined through the annual review process as part of the Company-wide performance management process. Each NEO is evaluated based on achievement of individual performance objectives. The Committee evaluates the CEO, and the CEO evaluates the other NEOs in consultation with the Committee. As part of the evaluation, the Committee and the CEO, in consultation with the Chief Risk Officer, consider potential adjustments to scores based on each NEO’s record of identifying, managing and mitigating risk, including an assessment of outcomes in the areas of compliance, operating risk, credit issues, audit findings or regulatory citing, or other contributions that should be taken into account. There were no such adjustments for NEOs in 2012.

Individual Component scores were generally above target based on strong contributions by the NEOs. The chart below lists the individual component scores for each NEO and summarizes each NEO’s performance:

Name and Principal Position	STI Individual Component Score	Performance Summary
James C. Smith Chairman and Chief Executive Officer	150%	Mr. Smith led a year of solid improvement in financial results and strategic progress, both of which exceeded plan. Results included higher net income and EPS, strengthened capital position, record loan originations, revenue growth, positive operating leverage, and strong loan growth. Also notable are improved credit quality, enhanced risk management, meaningful progress in expense reduction, and continued strong employee engagement. Webster’s return on average equity improved and exceeded the median for its compensation Peer Group. Mr. Smith effectively guided the formulation and implementation of Webster’s strategic plan. He actively communicated Webster’s commitment to operating as a community-focused, values driven organization for which Webster was widely recognized in 2012.
Gerald P. Plush President and Chief Operating Officer	150%	Mr. Plush performed his responsibilities well in his second year as Chief Operating Officer. Overall, he formulated and implemented the plans that drove significant improvement in asset quality, efficiency, and profitability. He worked with the CEO, CFO, and other executives to achieve the 2012 Financial Plan. He provided strong ongoing leadership throughout Webster’s Pathway to 60% Efficiency Initiative, which resulted in Webster achieving this target in Q4. He led the effort to configure the organization to achieve the highest Economic Profit growth, by working with other executives to accelerate the build out of high potential Economic Profit business lines, and generate higher non-interest income from new and existing lines. He led efforts to establish the Personal Bank, and successfully negotiated the rights to be the official bank of UConn athletics, alumni and students.
Glenn I. MacInnes Executive Vice President and Chief Financial Officer	150%	Mr. MacInnes led all areas of accounting, financial planning & reporting, tax accounting, treasury and procurement. He streamlined and accelerated reporting of financial performance, and oversaw the ongoing development of customer and product profitability. Mr. MacInnes actively and effectively communicated with analysts and investors, and made enhancements to the annual and three-year financial plan process. He also provided leadership and guidance to ensure the achievement of Webster’s Pathway to 60% Efficiency Initiative, and was instrumental in leading several opportunistic financing and capital actions.
Joseph J. Savage Executive Vice President, Commercial Banking	175%	Mr. Savage led the Commercial Banking segment to a very strong year in which it achieved double digit revenue growth and strong year-to-year performance in several key categories. These categories include Economic Profit, Middle Market loan originations, total loan originations, and DDAs. Under his leadership, Mr. Savage also led the formulation and successful execution of the most critical objectives for the Commercial Bank in 2012, including Middle Market expansion, Commercial Real Estate multi-family and reinvigorating Sales and Structuring. He recruited a quality executive to lead Treasury Services, and oversaw the reorganization and expansion of this area. He also led an effort that resulted in Commercial Banking exceeding its efficiency targets.
Anne M. Slattery Former Executive Vice President, Retail Banking	100%	Ms. Slattery, prior to her retirement, led the Retail Banking segment in achieving its goals. She was paid a target bonus per her separation agreement.
Jeffrey N. Brown Former Executive Vice President, Human Resources, Marketing and Communications	N/A	Mr. Brown was paid a target bonus per his separation agreement, prorated through his resignation date of August 31, 2012.

Line of Business Component. Given Mr. Savage’s responsibilities as head of Webster’s Commercial Bank business segment, 40% of his target bonus is payable based on the financial and operating results of his line of business and on results relative to strategic initiatives. Similarly, given her former status as head of Webster’s Retail Bank, 40% of Ms. Slattery’s target bonus would have been payable based on the financial and operating results of her line of business and on results relative to strategic initiatives. The results of the Commercial Bank and Retail Bank are noted below:

The Commercial Bank registered record financial and operating performance delivering $69 million in Net Income and a 15.3% Return on Allocated Capital. Fueled by strong loan fundings of $1.7 billion, the commercial loan portfolio grew $748 million (+17.4%) to $5 billion. Strategic areas of focus including Middle Market banking and Commercial Real Estate led growth at $419 million (+24.0%) and $268 million (+16.7%), respectively. Regarding deposits, strategic focus on core operating relationships drove DDA growth of $191 million (+25.7%). Commercial Banking built out its Treasury and Payment Solutions Group and continued to enhance its capabilities to help clients manage cash flow, while driving higher Non Interest Income. Credit quality improved materially with non-performing loans and charge-offs declining by 64% and 43%, respectively. As testament to its focus on service quality, for the year 2012, Webster has won three Greenwich Excellence awards for client satisfaction. Mr. Savage led the Commercial Banking segment to a very strong year in which it achieved double digit revenue growth and strong year-to-year performance in several key categories resulting in a line of business score of 138.75%.

The Retail Bank registered solid financial and operating performance in 2012 while upgrading its electronic infrastructure. Branch managers completed Webster’s Business Banking certification program early in 2012 and partnered with our dedicated Business Bankers to produce record loan originations and year over year loan growth of 12%. Transaction deposits grew by 13% year over year and finished ahead of plan due to higher customer balances per account. Webster Investment Services’ fee revenues set a record for the full year on the strength of increased branch referral activity. Strategic progress was driven by an increased focus on the customer experience, product enhancements and an expanded sales force. Initiatives to upgrade our mobile and on-line banking capabilities, install Image Capture ATM’s and introduce a new “eChecking product” were all completed during 2012. The “Universal Banker” pilot program was launched in several branches in the fourth quarter.

Total 2012 Short Term Incentive Compensation. Upon completing scoring for the Primary Components (Corporate, Individual and Line of Business), the scores for each NEO were added together to determine the Total Score. The Total Score was then multiplied by each NEO’s target annual incentive to determine each NEO’s annual incentive. The Committee retains discretion to adjust the CEO’s annual incentive and, in consultation with the CEO, the annual incentives for the other NEOs. There were no such adjustments for 2012. The final tabulations for incentive compensation are set forth below.

Annual Incentive Compensation
	Annual Incentive Target $	Corporate Component @ 113% Weighted Score	Line of Business Score (if applicable)	Individual Score (incl. risk adj. if applicable)	Total Score	Annual Incentive Earned
James C. Smith	$879,800	90.4%		30.0%	120%	$1,059,279
Gerald P. Plush	$374,500	90.4%		30.0%	120%	$450,898
Glenn I. MacInnes	$250,000	90.4%		30.0%	120%	$301,000
Joseph J. Savage	$214,825	45.2%	55.5%	35.0%	136%	$291,518
Anne M. Slattery	$201,500	45.2%	40.0%	20.0%	105%	$211,978
Jeffrey N. Brown	$210,600					$190,938

Long Term Incentive Grants

Webster grants long term equity awards to reward performance that increases Economic Profits and maximizes shareholder value over time. LTI grants made in February 2013 were based in part on NEOs’ 2012 performance. In accordance with the plan structure, LTI grants are made to the CEO and the COO based on their respective target LTI and for the other NEOs from a pool that is determined by the sum of the NEOs’ collective target LTI. The LTI targets are listed in the “Components of Total Direct Compensation at Target” table on page 20. The Committee may increase or decrease the CEO’s or the COO’s LTI or the NEOs’ pool based on a variety of factors including the Company’s prior year performance against strategic and financial goals. The Committee determines the recommended grant for the CEO and considers the CEO’s recommendation for the other officers. The February 2013 LTI grants were made in the form of 60% performance shares and 40% stock options and were awarded in a range of 110% to 120% of the NEOs’ targets. The grants are shown in a non-required table on page 28 for the purpose of setting forth clearly the compensation earned for 2012 performance.

In 2013, the Committee approved grants at 110% of target for Mr. Smith and, based on Mr. Smith’s recommendation, at 110% of target for Mr. Plush and Mr. MacInnes, and at 120% of target for Mr. Savage. The LTI grants at 110% of target for Messrs. Smith, Plush and MacInnes were driven by their individual and collective contributions to Webster’s financial and strategic performance and by their strong performance in their respective roles as CEO, COO and CFO as summarized in the Performance Summaries in the Individual Component section of this report. The LTI grant at 120% of target for Mr. Savage was driven by the strong financial performance and the strategic progress recorded by the Commercial Banking business segment, as well as Mr. Savage’s individual contributions. The chart below reflects the 2013 LTI grants awarded for 2012 performance:

2013 Long Term Incentive (based on 2012 performance)
	Long Term Incentive Target	LTI Grant as % of Target	Incentive Earned
James C. Smith	$1,627,630	110%	$1,790,393
Gerald P. Plush	$615,250	110%	$676,775
Glenn I. MacInnes	$350,000	110%	$385,000
Joseph J. Savage	$280,925	120%	$337,110
Anne M. Slattery	$263,500	Not eligible	—
Jeffrey N. Brown	$259,200	Not eligible	—

The non-required chart below shows total direct compensation approved by the Committee for 2012 and 2011 performance. LTI grants made in February 2013 based on 2012 performance are reflected in the 2012 Total Direct Compensation. LTI grants made in February 2012 based on 2011 performance are reflected in 2011 Total Direct Compensation. Although the 2013 grants will be discussed in next year’s compensation report, we have determined to voluntarily disclose the grants in the table set forth below under 2012 Total Direct Compensation. Both years’ grants were paid in performance shares and stock options as described above.

	Year	Salary	Stock Salary	Total Salary	Bonus	2012 LTI Awards for 2011 Performance and 2013 LTI Awards for 2012 Performance	Total Direct Compensation Received for Performance

James C. Smith	2012	$879,800	$—	$879,800	$1,059,279	$1,790,393	$3,729,472
	2011	$879,800	$291,485	$1,171,285	$896,245	$1,627,630	$3,695,160

Gerald P. Plush	2012	$535,000	$—	$535,000	$450,898	$676,775	$1,662,673
	2011	$535,000	$96,510	$631,510	$420,300	$676,775	$1,728,585

Glenn I. MacInnes	2012	$400,000	$—	$400,000	$301,000	$385,000	$1,086,000
	2011	$218,462	$—	$218,462	$275,000	$350,000	$843,462

Joseph J. Savage	2012	$330,500	$—	$330,500	$291,518	$337,100	$959,118
	2011	$330,500	$48,275	$378,775	$226,164	$309,018	$913,957

Anne M. Slattery	2012	$310,000	$—	$310,000	$211,978	$—	$521,978
	2011	$310,000	$48,722	$358,722	$182,005	$263,500	$804,227

Jeffrey N. Brown	2012	$257,000	$—	$257,000	$190,398	$—	$447,398
	2011	$324,000	$49,238	$373,238	$226,648	$259,200	$859,086

2012 Long Term Incentive Grants Based on 2011 Performance

Similarly, LTI grants made in February 2012 were based in part on each NEOs’ 2011 performance and did not consider 2012 performance. The 2012 LTI grants were made in accordance with the same structure approved in April 2011 and described in detail above. The Committee approved grants at 100% of target for Mr. Smith and, based on Mr. Smith’s recommendation, at 110% of target for Mr. Plush and Mr. Savage, and at 100% of target for Mr. MacInnes, Mr. Brown and Ms. Slattery. The individual performance of each NEO on which the February 2012 grants were based is described in detail beginning on page 29 and is included as 2012 compensation in the required 2012 summary compensation table on page 33.

2012 Long Term Incentive (based on 2011 performance)
	Long Term Incentive Target	LTI Grant as % of Target	Incentive Earned

James C. Smith	$1,627,630	100%	$1,627,630

Gerald P. Plush	$615,250	110%	$676,775

Glenn I. MacInnes	$350,000	100%	$350,000

Joseph J. Savage	$280,925	110%	$309,018

Anne M. Slattery	$263,500	100%	$263,500

Jeffrey N. Brown	$259,200	100%	$259,200

NEO 2011 Performance as previously reported:

Name and Principal Position	LTI 2012 Grants Awarded as a % of target (Based on 2011 Performance)	2011 Performance Summary
James C. Smith Chairman and Chief Executive Officer	100%	In 2011, Mr. Smith led a year of solid improvement in financial results and strategic progress, both of which exceeded plan. Results included higher net income and EPS, capital strength, revenue growth, loan growth due to significantly higher loan originations, strong credit quality performance, positive operating leverage, enhanced risk management, meaningful progress in expense reduction and continuing strong employee engagement. Webster’s return on average equity improved to exceed the median for its Compensation Peer Group. Mr. Smith effectively guided the formulation and implementation of Webster’s strategic plan, including the allocation of capital and other resources. The CEO excelled at communicating Webster’s commitment to operating as a community-focused, values driven organization for which Webster was widely recognized in 2011.
Gerald P. Plush President and Chief Operating Officer	110%	In 2011, Mr. Plush was promoted to Chief Operating Officer. In his new role, Mr. Plush formulated and implemented the plans that drove the significant improvement in asset quality. He led the continued strengthening of Webster’s risk management infrastructure, including introducing a new risk framework to define, classify and mitigate risk in all business areas. He led the strategic planning process, assisted the CEO in setting strategy for the Company and participated in a leadership role in the allocation of capital and other resources. He led the reconfiguration of support services at Webster and provided strong leadership in Webster’s Pathway to 60% Efficiency Ratio initiative.
Glenn I. MacInnes Executive Vice President and Chief Financial Officer	100%	Mr. MacInnes joined Webster in May 2011 as the CFO and assumed responsibility for all areas of accounting, financial planning & reporting, tax accounting, treasury and procurement. Mr. MacInnes streamlined and standardized reporting of financial performance, implemented guidance for expense and revenue items as part of the Pathway to 60% Efficiency Ratio initiative and oversaw the development of the annual and three-year financial plan.
Joseph J. Savage Executive Vice President, Commercial Banking	110%	In 2011, Mr. Savage’s business unit, Commercial Banking, registered meaningful improvement in financial and operating performance fueled by growth in the loan portfolio of 5%, $1.5 billion in new loan originations, strong pricing discipline, increased fee revenue and significant improvement in credit quality. Revenue grew 13% and loan spreads increased 11% year over year, non-performing loans declined by 49%, and charge-offs declined by 22%. Strategic contributions included: growth of middle market banking activity, strong growth in transaction account balances for across the Commercial Bank including government / institutional customers, and better cash management product offerings.
Anne M. Slattery Former Executive Vice President, Retail Banking	100%	In 2011, Ms. Slattery’s business unit, Retail Banking, improved the customer experience by aligning Webster’s delivery channels with customer’s shifting preference to utilize electronic and mobile channels to transact more of their business. Free checking was eliminated in favor of relationship products which reward customers for having more banking and financial relationships with Webster. A sales team was developed in the Customer Care Center to speed up the mortgage application process while lowering costs.

Name and Principal Position	LTI 2012 Grants Awarded as a % of target (Based on 2011 Performance)	2011 Performance Summary
Jeffrey N. Brown Former Executive Vice President, Human Resources, Marketing and Communications	100%	In 2011, Mr. Brown led the Shared Services organization in the advancement of over 75 major projects. He implemented critical metrics management, including detailed reporting standards for productivity, production and service delivery across the Shared Services organization, including information technology, bank operations, corporate real estate, public affairs, cash management services and human resources. He assisted the CEO and the Compensation Committee in restructuring the Company’s compensation programs to better reward the performances required to achieve Webster’s strategic and financial goals.

Retirement Plans

Pension Plan. Webster Bank maintains a frozen defined benefit pension plan. Webster stopped benefit accruals under the plan for all employees, including the NEOs, after December 31, 2007. The Pension Benefits section of this Proxy Statement details pension benefits for the NEOs.

401(k) Plan. Webster Bank maintains a defined contribution 401(k) plan for eligible employees, including the NEOs. All participants in the plan, including each of the NEOs, are eligible to make pre-tax contributions from 1% to 25% of their pay, up to Internal Revenue Code (“IRC”) limits ($17,000 in 2012). Webster Bank matches the employee’s contributions on a dollar for dollar basis for the first 2% of pay the employee contributes and then 50 cents on the dollar for up to the next 6% of pay the employee contributes. In addition, Webster provides transition credits ranging from 1% to 6% of pay for those employees, including NEOs, who were hired before January 1, 2007 and had reached age 35 or older on January 1, 2008. The purpose of transition credits is to help offset the impact of freezing the pension plan. A two-year vesting schedule applies to all Webster contributions. Under IRC limits, annual compensation in excess of $250,000 in 2012 may not be taken into account for determining benefits or contributions under the qualified plan. Employees who are age 50 or older by the last day of the year may contribute an additional $5,500 to the plan. Effective as of February 1, 2012, the rate of matching contributions was changed from matching employee contributions dollar for dollar on 5% to matching employee contributions dollar for dollar on the first 2% and 50 cents on the dollar for the next 6%.

Supplemental Defined Benefit Plan. Webster Bank maintains a frozen non-qualified supplemental defined benefit plan for certain executives, including NEOs who were participants in the pension plan. The purpose of the plan was to provide these individuals with supplemental pension benefits in excess of IRC limits for tax qualified pension plans. The plan was frozen as of December 31, 2007. Thus, service and compensation after this date are not used in calculating an NEO’s benefit from the plan.

Supplemental Defined Contribution Plan. Webster Bank maintains a non-qualified supplemental defined contribution plan for certain executives, including the NEOs. This plan provides each NEO with an allocation to their supplemental 401(k) account equal to the additional match and transition credit contributions that the NEO would have received in the qualified 401(k) plan if there were no IRC compensation or deferral limits. In addition, Mr. Smith and Mr. Plush receive an additional supplemental transition credit allocation equal to 25.5% and 10.0% of base salary plus bonus, respectively. The purpose of the additional supplemental allocation is to help offset the impact of freezing the supplemental defined benefit plan.

Non-Qualified Deferred Compensation Plan. The executive officers, including each of the NEOs, were eligible to participate in a voluntary non-qualified deferred compensation plan. The plan allowed employees at the senior vice president level and above to defer a portion of their compensation because of the statutory limits under the qualified plan. All deferrals under this plan ceased as of January 1, 2012.

Employment Agreements

The NEOs do not have employment agreements; however, Messrs. Smith, Plush, MacInnes, Savage are subject to change in control and non-competition agreements.

Other Executive Benefits

Webster offers a limited number of benefits to the NEOs and other executives in addition to the broad-based employee benefits program. Each benefit supports a specific objective, but falls within the overall purpose of recognizing leadership responsibility and contributions to the Company’s goals. Management reviews the benefits with the Committee for consistency with Webster’s organizational culture and market practices. These benefits are described in footnote [6] to the Summary Compensation Table.

Post-Termination Arrangements

Webster’s change in control practices are designed to retain the NEOs during rumored and actual change in control activity. During these times, continuity is a key factor in preserving the value of the business. Webster also provided other termination benefits designed to facilitate changes in key executives as needed. The amounts payable, triggering events and other terms of Webster’s change in control and other termination arrangements are set at the time of hiring by the Committee generally based on Company policy and competitive market information. Webster reviews the provisions of the change in control agreements annually. In 2012, Webster amended all of the change in control agreements for the NEOs, removing the gross-up provisions and modifying the severance formula so that the bonus component is based on target bonus rather than the highest bonus in the prior three years. Webster also amended the Stock Option Plan to provide for accelerated vesting of equity awards if a change in control occurs and the eligible individual is terminated without cause or resigns for Good Reason within two years following the change in control.

Executive Stock Ownership

Webster believes stock ownership by management is beneficial in aligning the interests of management and shareholders. Executive Stock Ownership Guidelines are established to enhance shareholder value and focus each executive’s attention on the long-term success of the Company. Webster has adopted formal stock ownership guidelines for all of the executive officers, including the NEOs.

Stock Ownership Guidelines

	Multiple of Base Cash Salary	Value of Multiple	Target Ownership Status
James C. Smith	6X	$5,278,800	Met
Gerald P. Plush	4X	$2,140,000	Met
Glenn I. MacInnes	3X	$1,200,000	Did Not Meet
Joseph J. Savage	3X	$991,500	Met
Anne M. Slattery	3X	$930,000	Did Not Meet
Jeffrey N. Brown	3X	$972,000	Met

Once achieved, ownership of the guideline amount must be maintained for as long as the executive is subject to the stock ownership guidelines. Even if stock ownership guidelines have been achieved, NEOs are required to continue to hold all net vested restricted stock and performance shares and net shares of Common Stock delivered after exercising stock options for a minimum of one year. NEOs who do not meet the guidelines further agree to hold Common Stock received through LTI awards until they achieve their respective ownership thresholds. In January 2012, the ownership guidelines for Mr. Smith and Mr. Plush were increased to six times and four times salary, respectively. As of December 31, 2012, Messrs. Smith, Plush and Savage met the stock ownership guidelines. As of December 31, 2012, Ms. Slattery had not yet met the ownership guidelines. Mr. MacInnes was hired as the CFO on May 31, 2011 and was not eligible for LTI awards until February 2012. The Committee believes Mr. MacInnes is making satisfactory progress toward the ownership goal.

Directors, officers and employees of Webster are prohibited from hedging their ownership of Webster securities, including through the use of options, puts, calls, short sales, futures contracts, equity swaps, collars or other derivative instruments relating to Webster securities, regardless of whether such directors, officers and employees have material nonpublic information about Webster.

Policy on Internal Revenue Code Section 162(m)

The Internal Revenue Code Section 162(m) limits the deduction available for compensation paid to the chief executive officer and the four most highly compensated executive officers other than the chief financial officer to the extent the compensation paid to any such person exceeds $1,000,000, unless such compensation was based on performance goals. In 2012, Webster had non-deductible compensation arising from amounts paid to its President and COO resulting from a compensation structure in place for part of 2011 that was designed for Webster to comply with U.S. Treasury’s guidance while participating in the Treasury’s Capital Purchase Program.

Webster’s compensation programs are structured to comply with IRC Section 162(m). Section 162(m) of the IRC limits the deduction available to Webster for compensation paid to the chief executive officer and, based on IRS interpretive guidance, the four most highly compensated executive officers other than the chief financial officer to the extent the compensation paid to any such person exceeds $1,000,000, unless such compensation was based on performance goals determined by a compensation committee consisting solely of two or more non-employee directors and the performance goals are approved by the shareholders prior to payment. Where applicable, Webster will endeavor to structure compensation as exempt performance-based compensation. Webster does, however, reserve the right to determine to pay compensation to the executive officers, including the CEO, which may not be deductible under Section 162(m) of the IRC.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables contain certain compensation information for the Chief Executive Officer, the President, the Chief Financial Officer, and the other NEOs.

Summary Compensation Table

Salary, bonus, incentive payments and other compensation amounts to Webster’s NEOs are summarized in the following table. Some of the amounts below represent the opportunity to earn future compensation under performance-based compensation incentives that may be forfeited based on future performance vesting. As a result of mixing compensation paid and contingent compensation, the total shown in the Summary Compensation Table includes amounts that the named executives may never receive.

Name and Principal Position	Year	Salary	Bonus	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compensation	Total
		($)[1]	($)[2]	($)[3]		($)[4]	($)[5]	($)[6]	($)[7]	($)
James C. Smith	2012	879,800	—	943,914		629,278	1,059,279	699,100	757,685	4,969,056
Chairman and Chief	2011	1,171,285	—	1,030,052		—	896,245	1,192,400	702,450	4,992,432
Executive Officer	2010	1,721,800	—	—		—	—	606,700	660,029	2,988,529

Gerald P. Plush	2012	535,000	—	392,493		261,654	450,898	5,300	227,964	1,873,309
President and Chief	2011	631,510	—	1,125,987	[8]	—	420,300	9,500	192,446	2,379,743
Operating Officer	2010	778,769	—	—		—	—	4,000	167,194	949,963

Glenn I. MacInnes	2012	400,000	—	202,966		135,318	301,000	—	20,091	1,059,375
EVP and Chief	2011	218,462	275,000	76,160		—	—	—	6,554	576,176
Financial Officer	2010	—	—	—		—	—	—	—	—

Joseph J. Savage	2012	330,500	—	179,200		119,476	291,518	40,400	91,289	1,052,383
EVP, Commercial	2011	378,775	—	231,618		—	226,164	68,300	62,582	967,439
Banking	2010	469,885	—	—		—	—	33,800	69,040	572,725

Anne M. Slattery[9]	2012	310,000	—	152,813		101,875	211,978	—	50,476	827,142
Former EVP, Retail Banking	2011	358,722	—	—		—	182,005	—	39,096	579,823
	2010	450,667	—	—		—	—	—	20,801	471,468

Jeffrey N. Brown[10]	2012	257,372	50,000	198,643		100,212	140,398	54,900	158,140	959,665
Former EVP, Human Resources,	2011	373,238	—	221,972		—	226,648	127,600	59,521	1,008,979
Marketing and Communications	2010	466,154	—	—		—	—	62,800	65,354	594,308

[1]	Amounts shown for 2010 and 2011 include a stock salary. Webster’s stock for salary program was discontinued in 2011.

For 2011, a cash salary and a stock salary were paid to the NEOs as follows: Mr. Smith: $879,800 and $291,485, respectively; Mr. Plush: $535,000 and $96,510, respectively; Mr. Savage: $330,500 and $48,275, respectively; Ms. Slattery: $310,000 and $48,722, respectively; and Mr. Brown: $324,000 and $49,238, respectively. Mr. MacInnes commenced his employment on May 31, 2011 and was paid solely in cash.

For 2010, a cash salary and a stock salary were paid to the NEOs as follows: Mr. Smith: $879,800 and $842,000, respectively; Mr. Plush: $500,000 and $278,769, respectively; Mr. Savage: $330,500 and $139,385, respectively; Ms. Slattery: $310,000 and $140,667, respectively; and Mr. Brown: $324,000 and $142,154, respectively.

[2]	For 2012, Mr. Brown received a payment of $50,000 in accordance with the terms of his separation agreement.
[3]

Amounts shown in this column are based on the grant date value related to restricted stock awards made in 2011 and 2012, in accordance with FASB ASC Topic 718 (formerly FAS 123R). Webster uses three-year cliff vesting for most annual restricted stock grants awarded since 2005. No grants were made in 2010. Grants that would normally be made in December 2010 were made in February 2011. For more information, see “Compensation Discussion and Analysis” herein.

[4]

Amounts shown in this column are based on the grant date value related to stock option awards made in 2012, in accordance with FASB ASC Topic 718 (formerly FAS 123R). No stock options were granted in 2010 or 2011.

[5]	Amounts in this column represent cash awards paid under the performance-based annual incentive plan. Mr. Brown received a pro-rated cash award in accordance with the terms of his separation agreement.
[6]

The Bank maintains both a frozen tax-qualified pension plan and a frozen non-qualified supplemental defined benefit plan. These are described more fully in the Pension Benefits section of this Proxy Statement. Benefit accruals for service and compensation were frozen after December 31, 2007. The change in pension value in 2012 is primarily due to the decrease in interest rates used to calculate the present value of the benefits and the effect of interest growth resulting from the one-year passage of time. The amounts in this column reflect the increase in the actuarial present value of the NEOs’ benefits under both plans determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. Specifically, the assumptions used to value the accumulated benefits at December 31, 2012 consisted of a 3.90% interest rate for the qualified plan versus 4.35% in 2011, a 3.40% interest rate for the non-qualified supplemental plan (3.90% for benefits payable as a lump sum) versus 4.00% in 2011, and the RP00 mortality table projected to 2018, blending mortality rates for employees and annuitants (hereafter, the “RP00 Mortality Table”). The changes in pension value in 2012 under the tax-qualified pension plan and non-qualified pension plan for each of the NEOs were as follows:

Name	Change in Qualified Pension Value ($)	Change in Non-Qualified Pension Value ($)	Total ($)
James C. Smith	114,400	584,700	699,100
Gerald P. Plush	5,300	—	5,300
Glenn I. MacInnes	—	—	—
Joseph J. Savage	20,700	19,700	40,400
Anne M. Slattery	—	—	—
Jeffrey N. Brown	43,300	11,600	54,900

[7]

All Other Compensation includes amounts contributed or allocated, as the case may be, to the 401(k) plan (excluding the executive officer’s contributions to the qualified 401(k) plan), the non-qualified supplemental defined contribution plan, a car allowance, dividends paid on unvested restricted stock awards, dividends paid on earned performance-based stock awards, a premium on a term life insurance policy and costs for a home security system. The amount for Mr. Brown also includes $90,969 of severance paid in fiscal 2012 in connection with Mr. Brown’s resignation from Webster on August 31, 2012 and in accordance with the terms of the separation agreement and general release entered into by Mr. Brown, Webster and Webster Bank, the details of which are described in “Potential Payments on Termination or Change in Control” below. Mr. Smith also receives a premium on a supplemental Long Term Disability policy. All Other Compensation items in the Summary Compensation Table also include the following amounts:

Name	401(k) Plan ($)	Supplemental Defined Contribution Plan ($)

James C. Smith	21,416	663,522
Gerald P. Plush	19,979	163,258
Glenn I. MacInnes	3,673	745
Joseph J. Savage	25,816	34,925
Anne M. Slattery	11,266	13,292
Jeffrey N. Brown	22,960	24,594

[8]	Mr. Plush was given an annual award of restricted stock, granted February 22, 2011, of $460,278, and a promotional award, granted April 25, 2011, of $665,709.

[9]

Ms. Slattery retired from Webster and relinquished all offices and positions held with Webster effective December 31, 2012. In connection with Ms. Slattery’s resignation, Ms. Slattery, Webster and Webster Bank entered into a Confidential Separation Agreement and Release, the details of which are described in “Potential Payments on Termination or Change in Control.”

[10]

Mr. Brown resigned from Webster and relinquished all offices and positions held with Webster effective August 31, 2012. In connection with Mr. Brown’s resignation, Mr. Brown, Webster and Webster Bank entered into a Separation Agreement and General Release, the details of which are described in “Potential Payments on Termination or Change in Control.”

Grants of Plan-Based Awards

During the fiscal year ended December 31, 2012, the following table sets out all non-equity incentive plan and equity incentive plan awards that were made to the NEOs.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards ($)[3]
Name	Grant Date	Threshold ($)[1]	Target ($)[1]	Maximum ($)[1]	Threshold (#)[2]	Target (#)[2]	Maximum (#)[2]
James C. Smith	2/22/2012	439,900	879,800	1,759,600	21,069	42,139	84,278	—	112,371	23.81	22.40	1,573,191
Gerald P. Plush	2/22/2012	187,250	374,500	749,000	8,761	17,522	35,044	—	46,724	23.81	22.40	654,147
Glenn I. MacInnes	2/22/2012	125,000	250,000	500,000	4,530	9,061	18,122	—	24,164	23.81	22.40	338,285
Joseph J. Savage	2/22/2012	107,413	214,825	429,650	4,000	8,000	16,000	—	21,335	23.81	22.40	298,676
Anne M. Slattery[4]	2/22/2012	100,750	201,500	403,000	3,411	6,822	13,644	—	18,192	23.81	22.40	254,688
Jeffrey N. Brown[5]	2/22/2012	105,300	210,600	421,200	3,355	6,711	13,422	2,157	17,895	23.81	22.40	298,855

[1]

These columns represent the potential payouts to each of the named executive officers resulting from the grant of an award pursuant to the annual incentive compensation plan, subject to achievement of pre-established performance goals discussed on page 22 of this Proxy Statement. Actual amounts earned by the executives are set forth under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 33 of this Proxy Statement.

2

Represents the threshold, target and maximum number of performance shares that may vest if performance targets in respect of the 2012 through 2014 performance period are satisfied. Dividends will be deferred on the unearned performance shares and will be paid out upon conclusion of the performance period to the extent earned.

3	Represents the grant date fair value, computed in accordance with FASB ASC Topic 718 (formerly FAS 123R) of all equity awards granted in 2012.
4

Ms. Slattery retired from Webster and relinquished all offices and positions held with Webster effective December 31, 2012. In connection with her resignation, all equity awards granted to her in 2012 were forfeited.

5

Mr. Brown resigned from Webster and relinquished all offices and positions held with Webster effective August 31, 2012. In connection with his resignation, all equity awards granted to him in 2012 were forfeited.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding option awards and unvested stock awards held by Webster’s NEOs as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested (#)[2]	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) 2
James C. Smith	65,728			45.55	12/15/2013
	60,707			49.62	12/20/2014
	47,182			47.40	12/20/2015
	64,483			48.88	12/19/2016
	106,199			32.03	12/18/2017
	213,674			12.85	12/16/2018
						45,277	[3]	930,442
		112,371		23.81	2/22/2022				42,139	[6]	865,956
Gerald P. Plush	10,612			47.81	7/5/2016
	17,340			48.88	12/19/2016
	28,970			32.03	12/18/2017
	69,391			12.85	12/16/2018
						20,232	[3]	415,768
						31,357	[4]	644,386
		46,724		23.81	2/22/2022				17,522	[6]	360,077
Glenn I. MacInnes						3,651	[5]	75,028
		24,164		23.81	2/22/2022				9,061	[6]	186,204
Joseph J. Savage	11,004			45.55	12/15/2013
	10,165			49.02	12/20/2014
	8,131			47.40	12/20/2015
	10,079			48.88	12/19/2016
	16,601			32.03	12/18/2017
	34,400			12.85	12/16/2018
						10,181	[3]	209,220
		21,335		23.81	2/22/2022				8,000	[6]	164,400
Anne M. Slattery[7]						8,822	[3]	181,292
		18,192		23.81	2/22/2022				6,822	[6]	140,192
Jeffrey N. Brown[8]	—	—	—	—	—	—		—	—		—

[1]	The remaining vesting dates of each option are listed in the table below by expiration date:

Table of Option Vesting Dates

EXPIRATION DATE	VESTING DATE	VESTING DATE	VESTING DATE
2/22/2022	2/22/2013	2/22/2014	2/22/2015

[2]	Market value calculated by multiplying the closing market price of Webster’s Common Stock on December 31, 2012, or $20.55, by the number of shares of stock.
[3]	The restricted stock award will vest and be transferable on February 22, 2014, the third anniversary of the date of grant.
[4]	The restricted stock award will vest and be transferable on April 25, 2014, the third anniversary of the date of grant.
[5]	The restricted stock award will vest and be transferable on May 31, 2014, the third anniversary of the date of grant.
[6]	The performance criteria will be evaluated after the close of the performance period on December 31, 2014.
[7]

Ms. Slattery retired from Webster and relinquished all offices and positions held with Webster effective December 31, 2012. All equity awards granted to her in 2012 were forfeited. The award of restricted stock granted in 2011 was pro-rated and accelerated in connection with and following her separation.

[8]	Mr. Brown resigned from Webster and relinquished all offices and positions held with Webster effective August 31, 2012. As of December 31, 2012, Mr. Brown had no remaining outstanding equity awards.

Option Exercises and Stock Vested in 2012

The table below sets forth the number of shares of stock acquired in fiscal 2012 upon the exercise of stock options awarded to the NEOs and as a result of the vesting of shares of restricted stock awarded to the NEOs under Webster’s compensatory equity programs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting		Value Realized On Vesting(2)
James C. Smith	—	—	180,470	(3)(4)	$3,790,110

Gerald P. Plush	—	—	65,578	(3)	1,377,007

Glenn I. MacInnes	—	—	—		—

Joseph J. Savage	—	—	35,177	(3)	738,572

Anne M. Slattery(5)	—	—	15,757		330,424

Jeffrey N. Brown(6)	33,724	$385,715	44,225	(3)	938,051

(1)	Value realized calculated based on the difference between the market price of Webster’s Common Stock on the date of exercise and the exercise price.
(2)	Value realized calculated by multiplying the number of shares vesting by the fair market value of Webster’s Common Stock on the vesting date.
(3)	The number of shares acquired for Messrs. Smith, Plush, Savage and Brown include the performance shares earned, which were certified on January 23, 2012 upon achievement of performance metrics.
(4)	The number of shares acquired by Mr. Smith include 63,469 restricted stock units that vested but were deferred from distribution with a value of $1,330,944.93, which amount is also reported in the Non-Qualified Deferred Compensation table on page 40 hereof. Mr. Smith will receive distribution at termination. Dividends will not be paid on these units until they are distributed.
(5)

In connection with Ms. Slattery’s resignation from Webster, Ms. Slattery, Webster and Webster Bank entered into a Confidential Separation Agreement and Release, the details of which are described in “Potential Payments on

Termination or Change in Control” below. In accordance with the terms of that agreement and as described below, 15,757 shares of restricted stock granted to Ms. Slattery vested on December 23, 2009 and are shown in the table; 5,391 shares of restricted stock granted to her on February 22, 2011 became vested following her separation at end of business on December 31, 2012.

(6)	In connection with Mr. Brown’s resignation from Webster, Mr. Brown, Webster and Webster Bank entered into a Separation Agreement and General Release, the details of which are described in “Potential Payments on Termination or Change in Control” below. In accordance with the terms of that agreement and as described below, Mr. Brown became vested in the identified shares.

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under both the frozen pension plan and the frozen supplemental defined benefit plan as of December 31, 2012. The accumulated benefit value is based upon the benefit that is payable at the NEO’s Normal Retirement Age (65).

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

James C. Smith	Webster Bank Pension Plan	30.0	1,340,200	0

	Supplemental Defined Benefit Plan for Executive Officers	32.3	6,969,800	0

Gerald P. Plush	Webster Bank Pension Plan	2.0	43,600	0

	Supplemental Defined Benefit Plan for Executive Officers	—	—	0

Glenn I. MacInnes[1]	Webster Bank Pension Plan	—	—	0

	Supplemental Defined Benefit Plan for Executive Officers	—	—	0

Joseph J. Savage	Webster Bank Pension Plan	6.0	210,700	0

	Supplemental Defined Benefit Plan for Executive Officers	6.0	194,100	0

Anne M. Slattery[2]	Webster Bank Pension Plan	—	—	0

	Supplemental Defined Benefit Plan for Executive Officers	—	—	0

Jeffrey N. Brown[3]	Webster Bank Pension Plan	12.0	365,500	0

	Supplemental Defined Benefit Plan for Executive Officers	12.0	242,300	0

[1]	Mr. MacInnes joined Webster after the pension plan and supplemental defined benefit plan were frozen and therefore has accumulated no credited years of service under either plan.
[2]

Ms. Slattery joined Webster after the pension plan and supplemental defined benefit plan were frozen and therefore has accumulated no credited years of service under either plan. Ms. Slattery retired from Webster and relinquished all offices and positions held with Webster effective December 31, 2012.

[3]	Mr. Brown resigned from Webster and relinquished all offices and positions held with Webster effective August 31, 2012.

Webster Bank maintains a frozen pension plan for eligible employees of Webster Bank and affiliated companies that have adopted the plan. Pension benefits in the pension plan were frozen as of December 31, 2007. Thus, service and compensation after this date will not be used in calculating a benefit from this plan.

The pension plan is a qualified plan under the IRC and complies with the requirements of the Employee Retirement Income Security Act of 1974, as amended. All employees hired before January 1, 2007 were eligible to participate in the pension plan upon attaining age 21 and completing one year of service.

Benefits under the pension plan are funded solely by contributions made by Webster Bank. Under the pension plan’s benefit formula, a participant’s monthly normal retirement benefit will equal the sum of: (a) his or her accrued benefit as of December 31, 1986 (adjusted through August 31, 1996 to reflect certain future increases in compensation), plus (b) the sum of 2% of the participant’s monthly compensation for each year of credited service beginning on or after January 1, 1987 through August 31, 2004, plus (c) the sum of 1.25% of the participant’s monthly compensation if the participant has less than 10 years of credited service at the beginning of the year, or 1.50% of the participant’s monthly compensation if the participant has 10 or more years of credited service at the beginning of the year, for each year of credited service beginning on or after September 1, 2004 through December 31, 2007. In general, benefits may not be based on more than 30 years of credited service. The normal form of benefit is a life annuity for the participant’s lifetime. A pension plan participant becomes 100% vested in the benefits under the pension plan upon completion of five years of service. Benefit payments to a participant or beneficiary may commence upon a participant’s early retirement date (age 55), normal retirement date (age 65), deferred retirement date or death. Benefits payable at early retirement date are reduced 1/15th each year for the first five years and 1/30th each year for the next five years before normal retirement date. Messrs. Smith and Savage are eligible for early retirement benefits. Participants may elect to receive their benefits in one of several optional forms, including a lump sum or periodic payments during the participant’s lifetime or during the lifetime of the participant and his or her surviving spouse or designated beneficiary. The lump sum option has been eliminated for benefits earned after January 26, 1998.

Webster Bank also maintains a frozen non-qualified supplemental defined benefit plan for executive officers. As with the qualified pension plan, pension benefits in the non-qualified supplemental defined benefit plan were frozen as of December 31, 2007. Thus, service and compensation after this date will not be used in calculating an executive’s benefit from this plan.

The frozen supplemental defined benefit plan provides supplemental pension benefits that are not available under the pension plan because annual compensation in excess of $250,000 in 2012 (subject to cost of living increases) may not be used in the calculation of retirement benefits under the IRC and because annual pension benefits are subject to a maximum of $200,000 in 2012 (subject to cost of living increases). Annual compensation for both the qualified pension plan and the supplemental defined benefit plan is defined as base pay, overtime, commissions, and bonuses (including bonuses for which the participant has deferred to a future year).

In place of the pension formula in the supplemental plan, Mr. Smith receives a benefit at age 65 equal to 60% of the average of the highest compensation during five consecutive calendar years, reduced by benefits from the pension plan and Social Security. The 60% is prorated based upon service at the time the benefits were frozen to service at age 65. Credited service is not limited to 30 years under the plan. The benefit is also reduced in the event of retirement before age 65 in the same manner as the pension plan. Benefits under the supplemental defined benefit plan are payable in monthly installments or a lump sum. The assumptions used to determine the present value of the accumulated benefits for purposes of the Pension Benefits table consisted of a 3.90% interest rate for the qualified plan, a 3.40% interest rate for the non-qualified supplemental defined benefit plan (3.90% for benefits payable as a lump sum), and the RP00 Mortality Table.

Non-Qualified Deferred Compensation

The following table shows the contributions to, the earnings of, and the distributions from each NEO’s account under Webster’s non-qualified deferred compensation plans for the fiscal year ended December 31, 2012.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)[1]	Aggregate Earnings in Last FY ($)[2]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
James C. Smith	1,330,945	[3]	663,522	35,555	—	5,567,497

Gerald P. Plush	—		163,258	68,271	—	782,946

Glenn I. MacInnes	—		745	—	—	745

Joseph J. Savage	—		34,925	25,311	—	189,296

Anne M. Slattery[4]	—		13,292	1	—	20,404

Jeffrey N. Brown[5]	—		24,594	16	—	180,816

[1]	The amounts in this column are reported as supplemental defined contribution plan contributions in “All Other Compensation” in the Summary Compensation Table on page 33 of this Proxy Statement.
[2]	The amounts in this column show the investment gain or loss for each NEO during 2012, based on the investment choices selected by each NEO.
[3]

Mr. Smith deferred distribution of 63,469 shares of vesting restricted stock units with a value of $1,330,945 at the time of vesting. Mr. Smith will receive distribution of these restricted stock units at termination. This deferral is also reported on the Option Exercises and Stock Vested in 2012 table on page 37.

[4]	Ms. Slattery retired from Webster and relinquished all offices and positions held with Webster effective December 31, 2012.
[5]	Mr. Brown resigned from Webster and relinquished all offices and positions held with Webster effective August 31, 2012.

Deferred Compensation

Prior to January 1, 2011, executive officer participants could elect to defer up to 25% of their base pay and up to 100% of their bonuses. Effective January 1, 2011, Webster suspended the ability of executive officers to defer their base pay into the plan. Starting January 1, 2012, all deferrals of base pay and bonuses into the plan were suspended. All deferred compensation accounts are payable upon death, disability, termination of service or a specified date after the year of deferral. Distribution elections may be paid in a lump sum or in ten annual installments, except in the case of disability, where lump sum distribution is required.

Potential Payments on Termination or Change in Control

Historically, Webster has entered into Change in Control Agreements and Non-Competition Agreements with its NEOs, which provide post-termination payments to the NEOs. In 2012, Webster amended all of the Change in Control Agreements for the NEOs, removing the gross-up provisions.

Change in Control Agreements

Change in control provisions benefit Webster’s shareholders by assisting with retention of executives during rumored and actual change in control activity when continuity is a key factor in preserving the value of the business. Other termination benefits are provided based on the time needed by executives of that level to find new employment and to facilitate changes in key executives as needed.

Webster has entered into a Change in Control Agreement with each of the NEOs, except that Mr. Brown’s Change in Control Agreement was cancelled and Ms. Slattery’s Change in Control Agreement expired, as described above. Pursuant to the Change in Control Agreements with Messrs. Smith, Plush and Savage, each executive is eligible to receive payments and other benefits, subject to the conditions described below, in the event the executive is terminated during the three year period following a change in control. A change in control is defined by the agreements as:

•

with certain exceptions, the acquisition by any person of beneficial ownership of 20% or more of either (i) the outstanding shares of the Common Stock or (ii) the combined voting power of the outstanding voting securities of Webster entitled to vote generally in the election of directors;

•

individuals who, as of the date of each executive’s agreement, constituted the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, except for individuals subsequently joining the Board who are approved by at least a majority of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors;

•	generally, consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Webster (with certain standard exceptions); or

•	approval by the shareholders of a complete liquidation or dissolution of Webster.

Payments and Benefits. The payments and benefits payable to the named executive officers under the Change in Control Agreements are as follows:

•

Death or Disability. If an executive’s employment is terminated by reason of death or disability (defined as the absence of the executive from his or her duties on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness determined to be total and permanent), following a change in control, the executive, or the executive’s estate, as the case may be, is entitled to receive the executive’s accrued salary, bonus, deferred compensation (together with accrued interest or earnings thereon), any accrued vacation pay plus any other amounts or benefits required to be paid or provided to the executive under any agreement or plan of Webster and its affiliated companies.

•

Cause. If an executive’s employment is terminated for Cause following a change in control, the Change in Control Agreement terminates and the executive is entitled to receive only his or her annual base salary through the date of termination, the amount of any compensation previously deferred by the executive, and any other amounts or benefits required to be paid or provided to the executive under any agreement or plan of Webster and its affiliated companies. Cause is defined as:

▪

the willful and continued failure by the executive to perform substantially the executive’s duties with Webster or one of its affiliates (other than a failure resulting from incapacity due to physical or mental illness), after written demand for performance is delivered to the executive by the Chief Executive Officer, or

▪	the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to Webster.

•

For Good Reason or Other than for Cause, Death or Disability. Executives are entitled to certain payments and continued benefits in the event of a termination following a change in control other than for Cause, Death or Disability, or in the event the executive terminates his or her employment for “Good Reason.” Good Reason is defined as:

▪

the assignment to the executive of duties inconsistent with the executive’s position, authority, duties or responsibilities resulting in a diminution in such position, authority, duties or responsibilities;

▪	the failure by Webster to comply with the compensation terms of the executive’s change in control agreement;

▪

a material change in the office or location at which the executive is primarily based or Webster’s requiring the executive to travel on company business to a substantially greater extent than required immediately prior to the change in control;

▪	the termination by Webster of the executive’s employment other than expressly as permitted by the change in control agreement; or

▪	the failure by Webster to require that any successor assume, and perform according to, the executive’s change in control agreement.

In the event of a termination under the above circumstances, the executive is entitled to:

•	the executive’s base salary through the termination date to the extent not previously paid;

•	a bonus based on the target bonus in effect for the executive;

•	any previously deferred compensation and accrued vacation pay;

•	in the event of a Good Reason resignation or termination other than for Cause, death or disability, an amount equal to three times the sum of the executive’s base salary and bonus;

•

the additional amounts that would have been contributed or credited to his or her 401(k) accounts in both the qualified and supplemental 401(k) plans if the executive’s employment had continued for three years after the date of termination based on the compensation amounts that would have been required to be paid to him or her under the change of control agreement;

•	continued benefits for the executive and his or her family for a period of three years following termination;

•	outplacement services; and

•	any other amounts or benefits to which he or she is entitled under any agreement or plan of Webster and its affiliated companies.

Mr. MacInnes’ Change in Control Agreement is similar to the Change in Control Agreements for the other NEOs, except that Mr. MacInnes’ agreement covers a two-year period following a change in control and provides for payment of up to two times base salary and bonus, and benefits coverage for two years following termination.

The NEOs are not entitled to any gross-up payment in the event they would be subject to excise tax under Section 4999 of the Internal Revenue Code (relating to excess parachute payments).

Assuming a December 31, 2012 termination event, the aggregate value of the payments and benefits to which each NEO would be entitled in the event of termination other than for Cause, Death or Disability, or in the event the executive terminates employment for Good Reason would be a follows:

Name	Salary Payments and Bonus ($)	Accrued Deferred Compensation and Vacation ($)	Qualified and Nonqualified 401(k) Contribution Equivalent ($)	Benefits and Health Programs ($)	Value of Accelerated Equity ($)[1]	Tax Gross- Up ($)	Total ($)
James C. Smith	4,332,861	0	1,917,512	114,103	123,881	0	6,488,357

Gerald P. Plush	2,344,257	0	526,793	111,370	154,351	0	3,136,771

Glenn I. MacInnes	1,300,000	0	8,835	102,314	12,295	0	1,423,444

Joseph J. Savage	1,544,971	0	182,222	106,361	27,856	0	1,861,410

Anne M. Slattery	1,023,000	0	49,116	96,240	24,138	0	1,192,494

Jeffrey N. Brown	—	—	—	—	—	—	—

[1]

In the event of a change in control, if an NEO is terminated, all equity awards granted under Webster’s Amended and Restated 1992 Stock Option Plan that are outstanding immediately prior to the change in control shall become fully vested and exercisable (provided that they have been held for a period of one year). Assuming a December 31, 2012 change in control, the value of all equity awards that would vest and become exercisable for each NEO would be as follows:

Name	Value of Stock Options ($)	Value of Restricted Shares ($)	Value of Performance Restricted Shares ($)
James C. Smith	—	123,881	—

Gerald P. Plush	—	154,351	—

Glenn I. MacInnes	—	12,295	—

Joseph J. Savage	—	27,856	—

Anne M. Slattery	—	24,138	—

Jeffrey N. Brown	—	—	—

Non Change in Control Executive Severance Plan

Under Webster’s Non-Competition Agreement with each NEO, if Webster terminates an NEO without Cause (and under circumstances in which payment would not be due under the Change in Control Agreements) severance benefits become payable. The executive’s severance benefits for involuntary termination without Cause are (a) a lump sum payment equal to the sum of (x) the executive officer’s then current annual base salary and (y) the prorated amount of any target bonus to be paid pursuant to Webster’s annual incentive compensation plan during the then current fiscal year, and (b) subject to certain limitations, continued medical and dental coverage for the shorter of one year or until the executive officer accepts other employment on a substantially full time basis if earlier. The executive’s receipt of the foregoing severance payments and benefits is conditioned upon the executive entering into a general release and waiver in favor of Webster, and in consideration of the payment the executive agrees to a one-year non-competition and non-solicitation covenant.

Pursuant to Webster’s Amended and Restated 1992 Stock Option Plan, in the event an executive is terminated by Webster without Cause, and the termination occurs prior to the full vesting and exercisability of an executive’s options, the portion of the executive’s options considered vested and exercisable is to be determined by reference to the length of time the executive was employed by Webster.

Assuming a termination other than for Cause occurred as of December 31, 2012, the amounts estimated to be paid to each of the NEOs under the Executive Severance Plan and the Amended and Restated 1992 Stock Option Plan would be as follows:

Name	Salary ($)	Bonus ($)	Health Programs ($)	Value of Options ($)	Value of Restricted Shares ($)	Value of Performance Restricted Shares ($)	Total ($)
James C. Smith	879,800	879,800	14,186	—	564,724	—	2,338,510

Gerald P. Plush	535,000	374,500	14,186	—	607,891	—	1,531,577

Glenn I. MacInnes	400,000	250,000	11,234	—	39,310	—	700,544

Joseph J. Savage	330,500	214,825	14,186	—	126,971	—	686,482

Anne M. Slattery	310,000	201,500	5,396	—	110,030	—	626,926

Jeffrey N. Brown	—	—	—	—	—	—	—

Confidential Separation Agreement and Release with Ms. Slattery

In connection with her retirement from Webster effective December 31, 2012, Ms. Slattery entered into a Confidential Separation Agreement and Release with Webster and Webster Bank and her Change in Control Agreement expired in accordance with its terms. Pursuant to the terms of the Confidential Separation Agreement and Release and among other things, following December 31, 2012, Ms. Slattery became entitled to one year of salary continuation payments payable on each regularly scheduled pay, an annual incentive award for 2012 based on the terms set forth in the 2012 Short Term Incentive Plan and a target bonus of 65% of base salary, and a $50,000 payment. Ms. Slattery agreed to forfeit all stock options granted to her in 2012. In the normal course of Ms. Slattery’s employment, she became fully vested in 15,757 shares of restricted stock granted to her on December 23, 2009. In connection with her separation, the vesting of 5,391 shares of restricted stock granted to Ms. Slattery on February 22, 2011 was accelerated after her separation on December 31, 2012. She further agreed to forfeit 6,822 shares of performance-based stock that were granted to her in 2012. In consideration for the payments and benefits described above, Ms. Slattery executed a general release of claims. For the amounts of Ms. Slattery’s unvested equity awards that vested during fiscal 2012, see the “Option Exercises and Stock Vested in Fiscal 2012” table herein and the applicable footnotes. Ms. Slattery is subject to certain ongoing restrictive covenants, including a non-disparagement clause and twelve (12) month non-solicitation clause.

Separation Agreement and General Release with Mr. Brown

In connection with his resignation from Webster effective August 31, 2012, Mr. Brown entered into a Separation Agreement and General Release, as amended, with Webster and Webster Bank pursuant to which his Change in Control Agreement was cancelled and rendered null and void and of no further effect as of his termination date from service. Pursuant to the terms of the Separation Agreement and General Release, as amended, and among other things, following August 31, 2012, Mr. Brown became entitled to one year of salary continuation payments payable on each regularly scheduled pay, a $50,000 payment in lieu of certain restricted stock awards Mr. Brown was entitled to receive, and a cash payment in an amount equal to 8/12ths of his target annual incentive reward for 2012. Mr. Brown became fully vested in all of his outstanding stock options and unvested restricted stock granted prior to 2012, and forfeited his performance-based stock. In consideration for the payments and benefits described above, Mr. Brown agreed to execute a general release of claims at the time of his termination of employment. For the actual value of severance paid to Mr. Brown during fiscal 2012, see the “All Other Compensation” column of the “Summary Compensation Table” herein and the applicable footnote. For the amounts of Mr. Brown’s unvested equity awards that vested during fiscal 2012, see the “Option Exercises and Stock Vested in Fiscal 2012” table above and the applicable footnotes. Mr. Brown is subject to that certain Non-Competition Agreement between Webster and Mr. Brown dated as of January 31, 2005.

Risk Assessment Disclosure

The Compensation Committee has discussed, evaluated and reviewed with the Chief Risk Officer, each compensation program applicable to Webster’s NEOs and other employees. The Compensation Committee concluded that Webster’s compensation programs do not incentivize excessive risk taking by its NEOs or other employees. The Compensation Committee furthermore concluded that the structure provides strong incentives to appropriately balance risk and reward, provides sufficient risk controls and aligns the interests of the employees with those of shareholders.

The following features of the compensation programs, agreements and organizational structure restrain risk taking to acceptable levels and strongly discourage the manipulation of earnings for personal gain:

•

The “clawback” feature applicable to NEOs and certain other executives encourages executives and staff to maintain accurate books and records and comply with relevant accounting policies. Under the “clawback,” any bonus or incentive compensation for executives is subject to recovery by Webster if such compensation is based on criteria that are later shown to be materially inaccurate, without regard to whether the inaccuracy arose from any misconduct.

•	The vesting elements of the equity awards align the interests of the officers with the long-term health of Webster, the quality of earnings, and the interests of shareholders.

•

The programs include a mix of cash and equity awards, which support an appropriate balance of short-term and long-term risk and reward decision making. Equity awards include a performance element with a payout dependent upon achieving designated goals.

•

Strong governance structure, which includes key elements such as a code of conduct policy, various risk management and board committees, and a new activity process with embedded risk controls and executive approvals.

•	Risk function reports outside of the lines of business and the pay of risk managers is not determined by the businesses they evaluate.

•	Stock ownership requirements that align executive officers with the interests of the shareholders.

•	Strong independent internal credit oversight and quality controls.

•	Shared accountability for incentive design, budget and payout with oversight by the Office of the Chairman and the Compensation Committee with input from the Chief Risk Officer.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Shivery (Chair), Coulter, Jacobi and Pettie. No person who served as a member of the Compensation Committee during 2012 was a current or former officer or employee of Webster or any of its subsidiaries or, except as disclosed below, engaged in certain transactions with Webster required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during 2012, which generally means that no executive officer of Webster served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of Webster.

From time to time, Webster Bank makes loans to its directors and executive officers and related persons and entities for the financing of homes, as well as home improvement, consumer and commercial loans. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Webster or Webster Bank, and neither involve more than normal risk of collectability nor present other unfavorable features.

Certain Relationships

Gregory Jacobi, son of C. Michael Jacobi, a director of Webster and Webster Bank, is employed by Webster Bank as a Senior Vice President. At the end of fiscal year 2012, Gregory Jacobi’s base salary rate was $191,900. For 2012, Mr. Jacobi received a bonus of $59,441 and a restricted stock award with a value of $34,000 at the time of the grant.

For a description of loans made to Webster Bank’s directors, executive officers and related persons and entities, see “Compensation Committee Interlocks and Insider Participation.”

Policies and Procedures Regarding Transactions with Related Persons

Pursuant to Webster’s Code of Business Conduct and Ethics, any transactions between Webster and a Webster affiliate, director, employee, an immediate family member of a Webster director or employee or business entities in which a Webster director or employee or an immediate family member of a Webster director or employee is an officer, director and/or controlling shareholder must be conducted at arm’s length. Prior approval of the Board of Directors for any such transactions are governed by Federal Reserve Regulation O, and the related person’s interest in any such transaction requiring Board action must be disclosed to the Board prior to any action being taken. Any consideration paid or received by Webster in such a transaction must be on terms no less favorable than terms available to an unaffiliated third party under similar circumstances. Any interest of a director or officer in such transactions that do not require prior Board approval shall be reported to the Board of Directors at least annually.

Audit Committee Report

The Company’s Audit Committee currently has five members, Ms. Osar (Chair) and Messrs. Crawford, Finkenzeller, Morse and Pettie. As of the date of the Proxy Statement, each of the Committee members is an “independent director” under the New York Stock Exchange rules. The Audit Committee’s responsibilities are described in a written charter that was adopted by the Company’s Board of Directors.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2012 with Webster’s management. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed in accordance with professional standards. The Audit Committee has received the written disclosures from Ernst & Young LLP required by relevant professional and regulatory standards, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP. Based on the review and discussions described in this paragraph, the Audit Committee recommended to Webster’s Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2012 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Audit Committee

Karen R. Osar (Chair)

John J. Crawford

Robert A. Finkenzeller

Laurence C. Morse

Mark Pettie

STOCK OWNED BY MANAGEMENT

The following table sets forth information as of February 1, 2013 with respect to the amount of Webster Common Stock beneficially owned by each director of Webster, each nominee for election as a director, each of the NEOs and by all directors and executive officers of Webster as a group.

Name and Position(s) with Webster	Number of Shares and Nature of Beneficial Ownership (a)	Percent of Common Stock Outstanding

Joel S. Becker Director	97,072	*

David A. Coulter Director	24,087	*

John J. Crawford Director	98,767	*

Robert A. Finkenzeller Director	87,701	*

C. Michael Jacobi Director	93,783	*

Glenn I. MacInnes Executive Vice President and Chief Financial Officer	39,205	*

Laurence C. Morse Director	69,673	*

Karen R. Osar Director	61,345	*

Mark Pettie Director	37,765	*

Gerald P. Plush President and Chief Operating Officer	255,810	*

Joseph J. Savage Executive Vice President, Commercial Banking	169,417	*

Charles W. Shivery Director	26,361	*

James C. Smith Chairman, Chief Executive Officer, Director	1,462,680	1.70%

All Directors and executive officers as a group (20 persons)	2,774,088	3.19%

*	Less than 1% of Common Stock outstanding.

(a)

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from February 1, 2013. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

The table includes shares owned by spouses, other immediate family members and others over which the persons named in the table possess shared voting and/or shared investment power as follows: Mr. Becker, 2,016 shares; Mr. Smith, 225,031 shares; and all directors and executive officers as a group, 227,047 shares. The table also includes the following: 1,350,036 shares subject to outstanding options which are exercisable within 60 days from February 1, 2013; 145,783 shares held in the 401(k) Plan by executive officers; 12,865 shares purchased by executive officers through the Employee Stock Purchase Plan held by Fidelity Investments; 208,099 shares of restricted stock that were not vested as of February 1, 2013; and 86,137 shares of Common Stock underlying restricted stock for Mr. Smith that were deferred pursuant to the terms of the Stock Option Plan. All other shares included in the table are held by persons who exercise sole voting and sole investment power over such shares.

Outstanding options reflected in the table were held as follows: Mr. Becker, 58,528 shares; Mr. Coulter, 12,000 shares; Mr. Crawford, 58,528 shares; Mr. Finkenzeller, 58,528 shares; Mr. Jacobi, 58,528 shares; Mr. MacInnes, 8,054 shares; Mr. Morse, 54,528 shares; Ms. Osar, 46,528 shares; Mr. Pettie, 25,423 shares; Mr. Plush, 141,887 shares; Mr. Savage, 97,491 shares; Mr. Shivery, 13,274 shares; and Mr. Smith, 595,430 shares. Also reflected are 170,119 shares of phantom stock held by Mr. Smith in the Webster Bank Deferred Compensation Plan for Directors and Officers.

The table includes 7,360 shares of Common Stock issuable upon conversion of 200 shares of Webster’s 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock beneficially owned by Mr. Crawford, which are convertible at the option of the holder at any time. Mr. Crawford owns less than one percent of the outstanding shares of 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock.

PRINCIPAL HOLDERS OF VOTING SECURITIES OF WEBSTER

The following table sets forth information as of January 31, 2013 with respect to the beneficial ownership of Common Stock by any person or group as defined in Section 13(d)(3) of the Exchange Act who is known to the Company to be the beneficial owner of more than five percent of the Common Stock

Name and Addresses of Beneficial Owners	Number of Shares; Nature of Beneficial Ownership (1)		Percent of Common Stock Owned
Warburg Pincus Private Equity X, L.P. 466 Lexington Avenue New York, New York 10017	12,804,920	(2)(3)	13.60%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	6,469,616	(4)	7.57%

Dimensional Fund Advisors LP Palisades West Building One 6300 Bee Cave Road Austin, Texas 78746	4,725,742	(5)	5.53%

The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,423,326	(6)	5.17%

(1)

Based on information in the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission pursuant to the Exchange Act, unless otherwise indicated. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from January 31, 2013. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

(2)	Includes (i) a warrant exercisable for 1,843,100 shares of Common Stock; and (ii) a warrant exercisable for 6,781,900 shares of Common Stock.

(3)

Warburg Pincus Private Equity X, L.P. reported that it had shared voting and shared dispositive power over 12,804,920 shares. All securities over which Warburg Pincus Private Equity X, L.P. reported that it had shared dispositive or shared voting power are owned by investment companies and accounts, to which Warburg Pincus Private Equity X, L.P. furnishes investment advice. Each of these investment companies and accounts disclaim beneficial ownership of such securities, except to the extent of any indirect pecuniary interest therein.

(4)	Blackrock, Inc. reported that it had sole voting and sole dispositive power over all of the shares beneficially owned.

(5)

Dimensional Fund Advisors LP reported that it had sole voting and sole dispositive power over 4,650,325 and 4,725,742 shares, respectively. All securities over which Dimensional Fund Advisors LP reported that it had sole dispositive or sole voting power are owned by investment companies, trusts and accounts, to which Dimensional Fund Advisors LP furnishes investment advice. Dimensional Fund Advisors LP disclaims beneficial ownership of such securities.

(6)	The Vanguard Group reported that it had sole voting power over 116,002 shares and sole dispositive power over 4,310,224 shares and shared dispositive power over 113,102 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Webster’s directors, certain officers and persons who own more than 10 percent of its Common Stock to file with the Securities and Exchange Commission initial reports of ownership of Webster’s equity securities and to file subsequent reports when there are changes in such ownership. Based on a review of reports submitted to Webster, the Company believes that during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to Webster’s directors, officers and more than 10% owners were complied with on a timely basis, except that one report on Form 4 covering one transaction was filed late for Mr. Brown.

NON-BINDING, ADVISORY VOTE REGARDING THE COMPENSATION OF THE NAMED

EXECUTIVE OFFICERS OF WEBSTER

(Proposal 2)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), requires Webster to provide its shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of its named executive officers (“NEOs”) as disclosed in this Proxy Statement. At the 2011 Annual Meeting of Shareholders, Webster’s shareholders voted on a non-binding, advisory basis to hold a non-binding, advisory vote on the compensation of NEOs of Webster annually. In light of the results, the Board of Directors determined to hold the vote annually.

The compensation of our NEOs is disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure contained on pages 17 to 40 of this Proxy Statement. As discussed in those disclosures, the Board of Directors believes that Webster’s executive compensation philosophy, policies and procedures provide a strong link between each NEO’s compensation and Webster’s short and long-term performance. The objective of Webster’s executive compensation program is to provide compensation which is competitive, variable based on Webster’s performance, and aligned with the long-term interests of shareholders.

Webster is asking its shareholders to indicate their support for its NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives Webster’s shareholders the opportunity to express their views on the compensation of Webster’s NEOs. Accordingly, shareholders are being asked to vote “FOR” the following resolution:

“RESOLVED, that the shareholders of Webster Financial Corporation approve, on an advisory basis, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure contained on pages 17 to 40 of this Proxy Statement.”

Your vote on this Proposal 2 is advisory, and therefore not binding on Webster, the Compensation Committee or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of Webster’s shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, Webster will consider its shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

A majority of the votes present in person or represented by proxy at the Annual Meeting is required to approve Proposal 2. Abstentions and broker non-votes will have no effect on the vote for this proposal. If no voting instructions are given, the accompanying proxy will be voted for this Proposal 2.

The Board of Directors recommends that the shareholders vote FOR the approval of the compensation of Webster’s named executive officers, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure contained on pages 17 to 40 of this Proxy Statement.

APPROVAL OF THE QUALIFIED PERFORMANCE-BASED COMPENSATION PLAN

(Proposal 3)

The Qualified Performance-Based Compensation Plan (the “Plan”) was first adopted effective January 1, 1998, and, having been submitted to the shareholders and approved or re-approved on April 23, 1998 and April 23, 2003 each time for a five-year term, the Plan was last approved by shareholders on April 24, 2008 for a five-year term to expire at the Annual Meeting. The Board of Directors has approved the Plan for another five-year term, subject to shareholder approval. The Plan is designed to further the growth and profitability of Webster by providing selected key employees with the opportunity to earn incentive compensation based on business, financial, and strategic results, thereby enabling Webster to motivate key employees to achieve high profitability and strategic objectives for the Company. The Plan is intended to satisfy the requirements of Section 162(m) of the Code with respect to the deduction of qualified performance-based compensation. No awards will be made under the Plan after the Annual Meeting unless the Plan is re-approved by shareholders at the Annual Meeting by a majority of the votes cast in person, or by proxy, and entitled to vote on the issue at a duly held meeting of the shareholders.

Under Section 162(m) of the Code and the regulations promulgated thereunder, a federal income tax business expense deduction is generally not allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its Chief Executive Officer and to the three other most highly compensated officers, other than the Chief Financial Officer, (the “covered employees”). Under those provisions, however, there is an exemption to permit the deduction of “qualified performance-based compensation.” To qualify for such exemption, (i) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals; (ii) the performance goals under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as “outside directors” for purposes of the exemption; (iii) the material terms under which the compensation is to be paid must be disclosed to and subsequently approved in a separate vote by shareholders of the corporation before payment is made; and (iv) the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

The Board of Directors believes that where Webster can seek to accomplish its compensation objectives in a manner that maximizes the deductibility of compensation for federal income tax purposes, the Company should seek to do so. Accordingly, the Board of Directors seeks shareholder re-approval of the material terms of the Plan so that future awards under the Plan will be deemed to be “qualified performance-based compensation” under Section 162(m) of the Code and the regulations thereunder.

DESCRIPTION OF THE MATERIAL TERMS OF THE PLAN

The following summary of the material terms of the Plan is qualified in its entirety by reference to the terms of the Plan, a copy of which is attached to this Proxy Statement as Exhibit A. Undefined capitalized terms are defined in Exhibit A.

The Plan is administered by the Compensation Committee which consists of not less than three directors appointed by the Board of Directors, each of whom is an “outside director” within the meaning of the regulations implementing Section 162(m) of the Code (the “Committee”). The Committee has full authority to make, interpret and approve all rules for the administration of the Plan. The performance goal under the Plan is the attainment of positive Income Before Taxes (defined as Webster’s net income for a fiscal year or one or more fiscal quarters, before provision for taxes on income, merger and acquisition expenses and awards under the Plan, as determined by Webster’s independent accountants). A participant’s Performance Bonus under the Plan will be a specified percentage (not more than 2%) of Income Before Taxes, or a specified percentage of base salary (not more than 2% of Income Before Taxes). The Committee selects participants and establishes the specific Performance Bonus percentages. The Committee retains negative discretion to reduce the amount of any Performance Bonus payable under the Plan, including a reduction to zero. The reduction in the Performance Bonus payable to one participant will not have the effect of increasing the amount that is payable to any other participant. The Committee can condition the payment of a Performance Bonus under the Plan upon the satisfaction of such objective or subjective standards as the Committee shall determine to be appropriate in its sole discretion. Before any payment can be made under the Plan, the Committee must certify in writing that the performance goal of positive Income Before Taxes was in fact satisfied.

The Chief Executive Officer, the Chief Operating Officer and the Executive Vice President, Commercial Banking of Webster currently are participants in the Plan. During the first 90 days of each fiscal year, the Committee can select as participants any other individuals that the Committee determines, in its discretion, are or may be “covered employees” of Webster for purposes of the limitation on the deduction of compensation imposed under Section 162(m) of the Code.

The Committee establishes the performance goal for each participant within 90 days of the beginning of a fiscal year. However, if an individual becomes eligible to be a participant after the end of such 90-day period, the Committee may designate such individual as a participant and may award a Performance Bonus to such individual, provided that the performance goal in such case will be the attainment of positive Income Before Taxes for fiscal quarters after the quarter in which such individual became a Plan participant.

Performance Bonuses are payable in cash or restricted stock at such times and on such terms as determined by the Committee in its sole discretion (or if no such determination is made, in a cash lump sum as soon as reasonably practicable after the end of the fiscal year).

Webster has no obligation to reserve or otherwise fund in advance any amounts that are or may become payable under the Plan. The funds for payments under the Plan may be commingled with other funds of the Corporation and need not in any way be segregated from other assets or funds held by Webster. Moreover, the Board may at any time suspend, modify, or amend the Plan in whole or in part. However, no amendment to materially increase benefits, materially modify the requirements as to eligibility or to change the material terms of the performance goal under the Plan will be effective unless such change is disclosed to and approved by the shareholders of Webster. The Plan will terminate on the date of the Annual Meeting, unless shareholders re-approve the Plan at the Annual Meeting.

The approval by an affirmative vote of the holders of a majority of the votes cast in person, or represented by proxy, and entitled to vote at the Annual Meeting is required to approve the material terms of the Plan.

The Board of Directors recommends a vote FOR approval of the material terms of the Qualified Performance-Based Compensation Plan. If not otherwise specified, proxies will be voted FOR approval.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 4)

The Board of Directors, upon the recommendation of the Audit Committee, has approved the appointment of KPMG LLP (“KPMG”) to serve as the independent registered public accounting firm for Webster for the year ending December 31, 2013. Ernst & Young LLP (“E&Y”) had performed audits of Webster’s financial statements for the years ended December 31, 2009 through 2012.

On February 21, 2013, the Board of Directors determined not to reappoint E&Y as Webster’s independent registered public accounting firm for the fiscal year ended December 31, 2013 or any quarterly periods therein. On February 25, 2013, the Board of Directors engaged KPMG as Webster’s independent registered public accounting firm for the fiscal year ended December 31, 2013. The Audit Committee of the Board of Directors of the Company recommended these actions to the Board of Directors following the completion of a competitive process concerning Webster’s independent registered public accounting firm for the fiscal year ending December 31, 2013, in which several firms were invited to participate.

E&Y was notified of this action on February 25, 2013. The reports of E&Y on Webster’s consolidated financial statements as of and for the fiscal years ended December 31, 2012 and 2011 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of E&Y on the effectiveness of internal control over financial reporting as of December 31, 2012 and 2011 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2012 and 2011, and in the subsequent interim period through March 6, 2013, there were (i) no disagreements between Webster and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make references to the subject matter of the disagreement in their reports on the financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Webster provided E&Y with a copy of the above disclosures and requested that E&Y furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made above. A copy of E&Y’s letter dated March 6, 2013 is filed as Exhibit 16.2 to Webster’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on March 6, 2013.

In deciding to recommend the engagement of KPMG to the Board of Directors, the Audit Committee reviewed auditor independence and existing commercial relationships with KPMG, and concluded that KPMG had no commercial relationships with Webster that would impair its independence. During the fiscal years ended December 31, 2012 and 2011, and in the subsequent interim period through March 6, 2013, neither Webster nor anyone acting on its behalf has consulted with KPMG on any matters or events set forth in Item 304(a)(2) of Regulation S-K.

Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of KPMG, an independent registered public accounting firm, to audit the consolidated financial statements of Webster for the year ending December 31, 2013 and the internal control over financial reporting of Webster as of December 31, 2013. No determination has been made as to what action the Board of Directors would take if Webster’s shareholders do not ratify the appointment.

Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the majority of the votes cast is required to ratify the appointment of KPMG as Webster’s independent registered public accounting firm for the year ending December 31, 2013.

Representatives of E&Y are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Representatives of KPMG are not expected to be present at the Annual Meeting.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of KPMG LLP as Webster’s independent registered public accounting firm for the year ending December 31, 2013.

Auditor Fee Information

The following table presents the aggregate fees and expenses billed to Webster for the fiscal years ended December 31, 2012 and 2011 by E&Y, for professional audit services rendered in connection with the audit of Webster’s annual financial statements for the years ended December 31, 2012 and December 31, 2011 and fees billed for other services rendered by E&Y during those periods.

	Fiscal 2012	Fiscal 2011
Audit Fees (1)	$1,747,000	$1,555,700
Audit-Related Fees (2)	69,000	66,000
Tax Fees (3)	138,658	3,000
All Other Fees (4)	0	0

Total	$1,954,658	$1,624,700

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of Webster’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the respective independent public accounting firm in connection with statutory and regulatory filings or engagements. Audit Fees also include activities related to internal control reporting under Section 404 of the Sarbanes-Oxley Act.

(2)

Audit Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Webster’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to financial statement audits of certain employee benefit plans.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax advice.

(4)	Other Fees consist of fees for products and services other than for services for which fees were reported as Audit Fees, Audit-Related Fees and Tax Fees.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with Securities and Exchange Commission requirements regarding auditor independence, the Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve up to $100,000 in audit and permissible non-audit services. Any decisions by the Chair of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee. Management is required to report, on a quarterly basis, to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

All engagements of the independent registered public accounting firm to perform any audit services and non-audit services after implementation of the pre-approval policy have been pre-approved by the Audit Committee in accordance with the policy. The pre-approval policy has not been waived in any instance. All engagements of the independent registered public accounting firm to perform any audit services and non-audit services prior to the date the pre-approval policy was implemented were approved by the Audit Committee in accordance with its normal functions, and none of those engagements made use of the de minimus exception to pre-approval contained in the Commission’s rules.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

FOR INCLUSION IN PROXY STATEMENT

Any proposal which a Webster shareholder wishes to have included in Webster’s Proxy Statement and form of proxy relating to Webster’s 2014 Annual Meeting of Shareholders under Rule 14a-8 of the Securities and Exchange Commission must be received by Webster’s Secretary at 145 Bank Street, Waterbury, Connecticut 06702 by November 16, 2013. Nothing in this paragraph shall be deemed to require Webster to include in its Proxy Statement and form of proxy for the meeting any shareholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time. Any other proposal for consideration by shareholders at Webster’s 2014 Annual Meeting of Shareholders must be delivered to, or mailed to and received by, the Secretary of Webster not less than 30 days nor more than 90 days prior to the date of the meeting if Webster gives at least 45 days’ notice or prior public disclosure of the meeting date to shareholders.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known properly come before the meeting, the persons named in the accompanying proxy will vote the proxy in accordance with the determination of a majority of the Board of Directors.

By order of the Board of Directors,

James C. Smith
Chairman and Chief Executive Officer

Waterbury, Connecticut

March 15, 2013

Exhibit A

WEBSTER FINANCIAL CORPORATION

QUALIFIED PERFORMANCE-BASED COMPENSATION PLAN

(as amended and restated effective April 25, 2013)

1.	ADOPTION AND PURPOSE.

1.1 Webster Financial Corporation (“Webster”) hereby adopts this Qualified Performance-Based Compensation Plan (the “Plan”), effective as of April 25, 2013.

1.2 The purposes of the Plan are to enhance Webster’s ability to attract and retain highly qualified executives and to provide additional financial incentives to such executives to promote the success of Webster and its subsidiaries.

1.3 Remuneration payable under the Plan is intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 1.162-27 of the Treasury Regulations thereunder (the “Regulations”) and the Plan shall be construed consistently with such purpose. The performance goal under which compensation will be paid under the Plan shall be based on the attainment of positive Income Before Taxes, as defined below.

2.	DEFINITIONS.

For purposes of interpreting the Plan and related documents, the following definitions shall apply:

2.1 “Board” means the Board of Directors of Webster.

2.2 “Code” means the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any subsequent internal revenue law.

2.3 “Committee” means a committee appointed by the Board to administer the Plan and comprised of not less than three directors of Webster, each of whom shall qualify in all respects as an “outside director” for purposes of Code Section 162(m) and Section 1.162-27(e)(3) of the Regulations.

2.4 “Effective Date” means April 25, 2013.

2.5 “Eligible Executive” means the chief executive officer of Webster and each other individual that the Committee determines, in its discretion, is or may be a “covered employee” of Webster within the meaning of Code Section 162(m) and Section 1.162-27(c)(2) of the Regulations.

2.6 “Expiration Date” means the date of the first shareholders meeting of Webster that occurs in the fifth calendar year following the calendar year in which the shareholders of Webster approved the Plan (or, in the event shareholders shall have approved the Plan on more than one occasion, the year in which the most recent such shareholder approval occurred).

2.7 “Fiscal Year” means each fiscal year of Webster commencing on or after the Effective Date and before the Expiration Date.

2.8 “Income Before Taxes” means Webster’s net income for a Fiscal Year or one or more fiscal quarters, before (i) provision for taxes on income, (ii) merger and acquisition expenses and (iii) awards under the Plan, as determined and reported to the Committee by Webster’s independent accountants.

2.9 “Performance Bonus” means an annual bonus opportunity amount determined by the Committee and stated as a specified percentage (not more than 2%) of Income Before Taxes or as a specified percentage of base salary (not more than 2% of Income Before Taxes).

2.10 “Regulations” means the Treasury Regulations promulgated under the Code, as amended from time to time.

2.11 “Webster” means Webster Financial Corporation, a Delaware corporation.

3.	ADMINISTRATION OF THE PLAN.

The Plan shall be administered by the Committee. The Committee shall have the authority to establish and administer the performance goal and to certify the attainment of the performance goal as described in Section 6 below. The Committee shall have the full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to make awards under the Plan and to exercise negative discretion pursuant to Section 5 below. The Committee may take action at a meeting or by written consent in accordance with the Bylaws of Webster. The performance goal may be ratified by the Board.

4.	ELIGIBILITY.

Eligibility under this Plan is limited to Eligible Executives designated by the Committee, in its discretion.

5.	AWARDS.

Not later than the 90th day of each Fiscal Year, the Committee, in its sole discretion, shall designate one or more Eligible Executives to be participants in the Plan and shall specify the performance goal, which shall be based on the attainment of positive Income Before Taxes, and the other terms and conditions for the determination and payment of a Performance Bonus to each such Eligible Executive for such Fiscal Year. The Performance Bonus payable to an Eligible Executive with respect to any Fiscal Year shall not exceed 2% of Income Before Taxes for such year. The Committee may condition the payment of a Performance Bonus upon the satisfaction of such objective or subjective standards as the Committee shall determine to be appropriate, in its sole discretion, including, without limitation, achieving a Board approved corporate financial plan and/or achieving certain targeted returns. The Committee shall retain the discretion to reduce the amount of any Performance Bonus that would otherwise be payable to an Eligible Executive (including, without limitation, a reduction in such amount to zero). The Committee’s exercise of such discretion with respect to an Eligible Executive shall not have the effect of increasing the Performance Bonus that is payable to any other Eligible Executive. If an individual becomes an Eligible Executive after the end of such 90-day period, the Committee may award a Performance Bonus to such Eligible Executive for the Fiscal Year on such terms and conditions as the Committee shall determine, provided that the performance goal with respect to such Performance Bonus shall be based on attainment of positive Income Before Taxes for fiscal quarters after the quarter in which such individual became an Eligible Executive.

6.	COMMITTEE CERTIFICATION.

As soon as reasonably practicable after the end of each Fiscal Year, Webster’s independent accountants shall determine and report to the Committee the amount of the Income Before Taxes for such Fiscal Year and the Committee shall determine the extent to which the performance goal has been attained with respect to each Performance Bonus for such Fiscal Year. The Committee shall certify in writing the attainment of the performance goal and the amount of each Performance Bonus for such Fiscal Year.

7.	PAYMENT OF PERFORMANCE BONUSES.

Performance Bonuses shall be paid in cash or restricted stock at such times and on such terms as determined by the Committee in its sole discretion (or if no such determination is made, in a single sum as soon as reasonably practicable after the end of the Fiscal Year).

8.	CONTINUATION OF SERVICE.

Nothing in the Plan shall confer upon any person any right to continue to serve as an officer or employee of Webster or of any subsidiary or affiliate of Webster.

9.	WITHHOLDING.

Webster shall have the right to withhold, or require an Eligible Executive to remit to Webster, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Performance Bonus.

10.	NONTRANSFERABILITY; UNFUNDED PLAN.

The rights and benefits under this Plan are personal to an Eligible Executive and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, or other disposition. In the event of an Eligible Executive’s death, any payment to which the Eligible Executive may be entitled under the Plan shall be made to his or her beneficiary last designated in a written notice delivered to the Committee or in the absence of such designation, to the Eligible Executive’s estate. Webster shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under this Plan. Any funds that Webster, acting in its sole discretion, determines to reserve for future payments under this Plan may be commingled with other funds of Webster and need not in any way be segregated from other assets or funds held by Webster. An Eligible Executive’s rights to payment under the Plan shall be limited to those of a general creditor of Webster.

11.	ADOPTION, AMENDMENT, SUSPENSION AND TERMINATION OF THE PLAN.

11.1 The Plan shall be effective as of the date of adoption by the Board, subject to approval of the Plan within one year thereafter by a majority of the votes cast at a duly held meeting of the shareholders of the company, provided, however, that upon approval of the Plan by the shareholders of Webster, all Performance Bonuses awarded under the Plan on or after the Effective Date shall be fully effective as if the shareholders had approved the Plan on the Effective Date.

11.2 Subject to the limitations of this Section 11.2, the Board may at any time suspend or terminate the Plan, and may amend it from time to time in such respects as the Board may deem advisable; provided, however, the Board shall not amend the Plan in the following respects without the approval of shareholders then sufficient to approve the Plan in the first instance:

(a) To materially increase the benefits accruing to any Eligible Executive under the Plan (for example, to increase the maximum percentage of Income Before Taxes that may be paid to an Eligible Executive pursuant to a Performance Bonus awarded under the Plan).

(b) To materially modify the requirements as to eligibility for participation in the Plan.

(c) To change the material terms of the performance goal under the Plan.

11.3 No Performance Bonus may be awarded during any suspension or after the termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, alter or impair any rights or obligations under any Performance Bonus previously awarded under the Plan. This Plan shall terminate upon the payment or cancellation of all of the Performance Bonuses awarded hereunder before the Expiration Date, unless previously terminated by the Board pursuant to this Section 11.

12.	GOVERNING LAW.

The validity, interpretation and effect of this Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of Delaware, other than the choice of law rules thereof.

* * * * *

This Plan was duly approved by the Board at a meeting held on the 21st day of February, 2013 and by the shareholders of Webster at a meeting held on the 25th day of April, 2013.

Secretary

145 BANK STREET

WEBSTER PLAZA

WATERBURY, CT 06702

INSTRUCTIONS FOR VOTING BY INTERNET, TELEPHONE OR MAIL

Webster Financial Corporation encourages you to take advantage of convenient voting methods. Please take this opportunity to use one of the three voting methods below. Voting is easier than ever. Proxies submitted by Internet or telephone must be received no later than 11:59 p.m., Eastern Time, on April 24, 2013.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information no later than 11:59 p.m., Eastern Time, on April 24, 2013. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions no later than 11:59 p.m., Eastern Time, on April 24, 2013. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Webster Financial Corporation in mailing proxy material, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above for voting by Internet and, when prompted, indicate that you agree to receive or access future shareholder communications electronically.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WEBST1	KEEP THIS PORTION FOR YOUR RECORDS
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE- PAID ENVELOPE, UNLESS YOU ARE VOTING BY INTERNET OR TELEPHONE	DETACH AND RETURN THIS PORTION ONLY

WEBSTER FINANCIAL CORPORATION
The Board of Directors recommends a vote FOR ALL nominees:

1.	To elect seven directors to serve for one-year terms (Proposal 1).
	NOMINEES:		For	Against	Abstain
	Joel S. Becker		☐	☐	☐
	David A. Coulter		☐	☐	☐
	Robert A. Finkenzeller		☐	☐	☐
	Laurence C. Morse		☐	☐	☐
	Mark Pettie		☐	☐	☐
	Charles W. Shivery		☐	☐	☐
	James C. Smith		☐	☐	☐

			For	Against	Abstain
The Board of Directors recommends a vote FOR the following proposals:
2.	To approve, on a non-binding, advisory basis, the compensation of the named executive officers of the Company (Proposal 2).		☐	☐	☐

			For	Against	Abstain
3.	To approve the Qualified Performance-Based Compensation Plan for an additional five-year term (Proposal 3).		☐	☐	☐

			For	Against	Abstain
4.	To ratify the appointment by the Board of Directors of KPMG LLP as the independent registered public accounting firm of Webster Financial Corporation for the fiscal year ending December 31, 2013 (Proposal 4).		☐	☐	☐

The proxies are authorized to vote upon any other business that properly comes before the Annual Meeting or any adjournments thereof, in accordance with the determination of a majority of the Board of Directors of the Company.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporation or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

REVOCABLE PROXY

Annual Meeting of Shareholders

April 25, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Webster Financial Corporation (the “Company”) hereby appoints John J. Crawford, C. Michael Jacobi and Karen R. Osar, or any of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 4:00 p.m., Eastern Time, on Thursday, April 25, 2013, at the Courtyard by Marriott, 63 Grand Street, Waterbury, Connecticut 06702, and at any adjournments of the meeting, for the following purposes. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

This proxy will be voted as directed by the undersigned shareholder. Unless contrary direction is given, this proxy will be voted FOR the election of all nominees listed in Proposal 1; FOR the approval, on a non-binding, advisory basis, of the compensation of the named executive officers of the Company (Proposal 2); FOR the approval of the Qualified Performance-Based Compensation Plan for an additional five-year term (Proposal 3); FOR the ratification of the Board of Directors’ appointment of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 4); and in accordance with the determination of a majority of the Board of Directors as to other matters. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to the Assistant Secretary of the Company, by re-voting by Internet or telephone, or by attending the Annual Meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

Please sign and return the proxy card promptly in the enclosed envelope.

Address Changes:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed and dated on the reverse side)